Exhibit 10.1

$75,000,000

CREDIT AGREEMENT

dated as of February 28, 2017

by and between

ATRION CORPORATION,

as Borrower,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Lender

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(continued)

(continued)

(continued)

		Page

SECTION 9.13	Titles and Captions	49

SECTION 9.14	Severability of Provisions	49

SECTION 9.15	Counterparts; Integration; Effectiveness	49

SECTION 9.16	Term of Agreement	50

SECTION 9.17	USA PATRIOT Act; Anti-Money Laundering Laws	50

SECTION 9.18	No Fiduciary Responsibility	50

SECTION 9.19	Inconsistencies with Other Documents	50

EXHIBITS
Exhibit A	-	Form of Revolving Credit Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Notice of Conversion/Continuation
Exhibit D	-	Form of Compliance Certificate

SCHEDULES
Schedule 5.2	-	Subsidiaries and Capitalization
Schedule 7.1	-	Existing Indebtedness
Schedule 7.2	-	Existing Liens
Schedule 7.3	-	Existing Loans, Advances and Investments
Schedule 7.7	-	Transactions with Affiliates

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CREDIT AGREEMENT, dated as of February 28, 2017, by and between ATRION CORPORATION, a Delaware corporation, as Borrower, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Lender.

STATEMENT OF PURPOSE

The Borrower has requested, and subject to the terms and conditions set forth in this Agreement, the Lender has agreed to extend, a revolving credit facility to the Borrower.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1           Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which any Credit Party or any of its Subsidiaries (a) acquires any business or all or substantially all of the assets of any Person, or division thereof, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of members of the board of directors or the equivalent governing body (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Credit Agreement.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder and the U.K. Bribery Act 2010 and the rules and regulations thereunder.

“Anti-Money Laundering Laws” means any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to the Borrower or its Subsidiaries related to terrorism financing or money laundering, including any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Applicable Margin” means the corresponding percentages per annum as set forth below based on the Consolidated Total Leverage Ratio:

Pricing Level	Consolidated Total Leverage Ratio	Commitment Fee	LIBOR Rate and LIBOR Market Index Rate	Base Rate
1	Less than 1.00 to 1.00	0.05%	0.875%	0.00%
2	Greater than or equal to 1.00 to 1.00, but less than 1.50 to 1.00	0.05%	1.00%	0.00%
3	Greater than or equal to 1.50 to 1.00, but less than 2.00 to 1.00	0.10%	1.25%	0.25%
4	Greater than or equal to 2.00 to 1.00, but less than 2.50 to 1.00	0.15%	1.50%	0.50%
5	Greater than or equal to 2.50 to 1.00	0.20%	1.75%	0.75%

The Applicable Margin shall be determined and adjusted quarterly on the date five (5) Business Days after the day on which the Borrower provides a Compliance Certificate pursuant to Section 6.2(a) for the most recently ended fiscal quarter of the Borrower (each such date, a “Calculation Date”); provided that (a) the Applicable Margin shall be based on Pricing Level 1 until the first Calculation Date occurring after the Closing Date and, thereafter the Pricing Level shall be determined by reference to the Consolidated Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, and (b) if the Borrower fails to provide a Compliance Certificate when due as required by Section 6.2(a) for the most recently ended fiscal quarter of the Borrower preceding the applicable Calculation Date, the Applicable Margin from the date on which such Compliance Certificate was required to have been delivered shall be based on Pricing Level 4 until such time as such Compliance Certificate is delivered, at which time the Pricing Level shall be determined by reference to the Consolidated Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of the Borrower preceding such Calculation Date. The applicable Pricing Level shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Pricing Level shall be applicable to all extensions of credit then existing or subsequently made or issued.

Notwithstanding the foregoing, in the event that any financial statement or Compliance Certificate delivered pursuant to Section 6.1 or 6.2(a) is shown to be inaccurate (regardless of whether (i) this Agreement is in effect, (ii) any Revolving Credit Commitments are in effect, or (iii) any Extension of Credit is outstanding when such inaccuracy is discovered or such financial statement or Compliance Certificate was delivered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (x) the Borrower shall immediately deliver to the Lender a corrected Compliance Certificate for such Applicable Period and (y) the Borrower shall immediately and retroactively be obligated to pay to the Lender the accrued additional interest and fees owing as a result of such increased Applicable Margin for such Applicable Period. Nothing in this paragraph shall limit the rights of the Lender under this Agreement or any other Loan Document. The Borrower’s obligations under this paragraph shall survive the termination of the Revolving Credit Commitments and the repayment of all other Obligations hereunder.

“Asset Disposition” means the sale, transfer, license, lease or other disposition of any Property (including any disposition of Equity Interests and any Sale Leaseback Transaction) by any Credit Party or any Subsidiary thereof.

“Bankruptcy Code” means 11 U.S.C. §§ 101 et seq.

“Base Rate” means, at any time, the highest of (a) the Prime Rate, (b) the Federal Funds Rate plus 0.50% and (c) the LIBOR Market Index Rate plus 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or LIBOR Rate (provided that clause (c) shall not be applicable during any period in which the LIBOR Rate is unavailable or unascertainable). Notwithstanding the foregoing, if the Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

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“Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate.

“Borrower” means Atrion Corporation, a Delaware corporation.

“Business Day” means (a) for all purposes other than as set forth in clause (b) below, any day other than a Saturday, Sunday or legal holiday on which banks in Dallas, Texas and New York, New York, are open for the conduct of their commercial banking business and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, LIBOR Market Index Rate Loan or any Base Rate Loan as to which the interest rate is determined by reference to the LIBOR Rate, any day that is a Business Day described in clause (a) and that is also a London Banking Day.

“Calculation Date” has the meaning assigned thereto in the definition of Applicable Margin.

“Capital Expenditures” means, with respect to the Borrower and its Subsidiaries on a Consolidated basis, for any period, (a) the additions to property, plant and equipment and other capital expenditures that are (or would be) set forth in a consolidated statement of cash flows of such Person for such period prepared in accordance with GAAP and (b) Capital Lease Obligations during such period, but excluding expenditures for the restoration, repair or replacement of any fixed or capital asset which was destroyed or damaged, in whole or in part, to the extent financed by the proceeds of an insurance policy maintained by such Person.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Collateralize” means, to deposit in a deposit account or securities account that is subject to an account control agreement in form and substance satisfactory to the Lender or to pledge and deposit with, or deliver to the Lender, as collateral for L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means, collectively, (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within twelve (12) months from the date of acquisition thereof, (b) commercial paper maturing no more than twelve (12) months from the date of creation thereof and having a rating of A-2 or better, as determined by S&P, or a rating of P-2 or better, as determined by Moody’s, (c) certificates of deposit issued by commercial banks incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by a nationally recognized rating agency, (d) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder, (e) money market deposit accounts and mutual funds issued or offered by commercial banks or other  institutions incorporated under the laws of the United States or (f) readily-marketable equities and bonds that have been approved by the board of directors of the Borrower or the chairman of the board of directors of the Borrower.

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“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card (including non-card electronic payables and purchasing cards), electronic funds transfer and other cash management arrangements.

“Change in Control” means an event or series of events by which (a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its Subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a “person” or “group” shall be deemed to have “beneficial ownership” of all Equity Interests that such “person” or “group” has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of forty percent (40%) or more of the Equity Interests of the Borrower entitled to vote in the election of members of the board of directors (or equivalent governing body) of the Borrower or (b) a majority of the members of the board of directors (or other equivalent governing body) of the Borrower shall not constitute Continuing Directors. For purposes hereof, “Continuing Directors” means the directors (or equivalent governing body) of the Borrower on the Closing Date and each other director (or equivalent) of the Borrower, if, in each case, such other Person’s nomination for election to the board of directors (or equivalent governing body) of the Borrower is approved by at least 51% of the then Continuing Directors.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.

“Closing Date” means the date of this Agreement.

“Code” means the Internal Revenue Code of 1986, and the rules and regulations promulgated thereunder.

“Collateral” means the collateral security for the Secured Obligations pledged or granted pursuant to the Security Documents.

“Collateral Agreement” means the collateral agreement of even date herewith executed by the Credit Parties in favor of the Lender, which shall be in form and substance acceptable to the Lender.

“Commitment Fee” has the meaning assigned thereto in Section 2.7.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.).

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“Compliance Certificate” means a certificate of the chief financial officer or the treasurer of the Borrower substantially in the form attached as Exhibit D.

“Consolidated” means, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

“Consolidated EBIDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP: (a) Consolidated Net Income for such period plus (b) the sum of the following, without duplication, to the extent deducted in determining Consolidated Net Income for such period: (i) Consolidated Interest Expense, (ii) amortization, depreciation, stock based compensation expense and other non-cash charges (except to the extent that such non-cash charges are reserved for cash charges to be taken in the future), and (iii) extraordinary losses (excluding extraordinary losses from discontinued operations) less (c) the sum of the following, without duplication, to the extent included in determining Consolidated Net Income for such period: (i) interest income, (ii) any extraordinary gains and (iii) non-cash gains or non-cash items increasing Consolidated Net Income. For purposes of calculating Consolidated EBIDA hereunder for any period during which one or more Specified Transactions occurs, such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant such that all income statement items (whether positive or negative) attributable to the Property or Person disposed of in a Specified Disposition shall be excluded and all income statement items (whether positive or negative) attributable to the Property or Person acquired in a Permitted Acquisition shall be included (provided that such income statement items to be included are reflected in financial statements or other financial data reasonably acceptable to the Lender and based upon reasonable assumptions and calculations which are expected to have a continuous impact).

“Consolidated EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP: (a) Consolidated EBIDA for such period plus (b)  to the extent deducted in determining Consolidated Net Income for such period, all income and franchise taxes. For purposes of calculating Consolidated EBITDA hereunder for any period during which one or more Specified Transactions occurs, such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant such that all income statement items (whether positive or negative) attributable to the Property or Person disposed of in a Specified Disposition shall be excluded and all income statement items (whether positive or negative) attributable to the Property or Person acquired in a Permitted Acquisition shall be included (provided that such income statement items to be included are reflected in financial statements or other financial data reasonably acceptable to the Lender and based upon reasonable assumptions and calculations which are expected to have a continuous impact).

“Consolidated Interest Expense” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the Borrower and its Subsidiaries in accordance with GAAP, interest expense (including, without limitation, interest expense attributable to Capital Lease Obligations and all net payment obligations pursuant to Hedge Agreements) for such period.

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“Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Subsidiaries for such period, determined on a Consolidated basis, without duplication, in accordance with GAAP; provided, that in calculating Consolidated Net Income of the Borrower and its Subsidiaries for any period, there shall be excluded (a) the net income (or loss) of any Person (other than a Subsidiary which shall be subject to clause (c) below), in which the Borrower or any of its Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid in cash to the Borrower or any of its Subsidiaries by dividend or other distribution during such period, (b) the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or any of its Subsidiaries or is merged into or consolidated with the Borrower or any of its Subsidiaries or that Person’s assets are acquired by the Borrower or any of its Subsidiaries except to the extent included pursuant to the foregoing clause (a), (c) the net income (if positive), of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to the Borrower or any of its Subsidiaries of such net income (i) is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary or (ii) would be subject to any taxes payable on such dividends or distributions, but in each case only to the extent of such prohibition or taxes and (d) any gain or loss from Asset Dispositions (other than sale of inventory in the ordinary course of business) during such period.

Consolidated Senior Secured Indebtedness” means, with respect to the Borrower and its Subsidiaries as of any date of determination on a Consolidated basis without duplication, all Indebtedness (other than Subordinated Indebtedness) of the Borrower and its Subsidiaries that is secured by a Lien on any asset or property of the Borrower or any Subsidiary.

“Consolidated Senior Secured Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Senior Secured Indebtedness on such date to (b) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.

“Consolidated Total Indebtedness” means, as of any date of determination with respect to the Borrower and its Subsidiaries on a Consolidated basis without duplication, the sum of all Indebtedness of the Borrower and its Subsidiaries.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Indebtedness on such date to (b) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Parties” means, collectively, the Borrower and the Guarantors.

“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” means any of the events specified in Section 8.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

“Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

“Domestic Subsidiary” means any Subsidiary organized under the laws of any political subdivision of the United States.

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“Employee Benefit Plan” means (a) any employee benefit plan within the meaning of Section 3(3) of ERISA that is maintained for employees of any Credit Party or any ERISA Affiliate or (b) any Pension Plan or Multiemployer Plan that has at any time within the preceding seven (7) years been maintained, funded or administered for the employees of any Credit Party or any current or former ERISA Affiliate.

“Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to public health or the environment.

“Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of public health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

“Equity Interests” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests, (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person and (f) any and all warrants, rights or options to purchase any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder.

“ERISA Affiliate” means any Person who together with any Credit Party or any of its Subsidiaries is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

“ERISA Event” means the occurrence of any of the following which, individually or in the aggregate, has resulted or could reasonably be expected to result in liability of the Borrower in an aggregate amount in excess of $1,000,000: (a) a “Reportable Event” described in Section 4043 of ERISA for which the thirty (30) day notice requirement has not been waived by the PBGC, or (b) the withdrawal of any Credit Party or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 430(k) of the Code or Section 303 of ERISA, or (g) the determination that any Pension Plan or Multiemployer Plan is considered an at-risk plan or plan in endangered or critical status within the meaning of Sections 430, 431 or 432 of the Code or Sections 303, 304 or 305 of ERISA or (h) the partial or complete withdrawal of any Credit Party or any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (i) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (j) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA, or (k) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Credit Party or any ERISA Affiliate.

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“Event of Default” means any of the events specified in Section 8.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Swap Obligation” means, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Credit Party for or the guarantee of such Credit Party of, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the guarantee of such Credit Party or the grant of such security interest becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Credit Party, including under the keepwell provisions in the Guaranty Agreement). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to the Lender or required to be withheld or deducted from a payment to the Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of the Lender being organized under the laws of, or having its principal office or its lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes and (b) United States federal withholding Taxes imposed on interest in a Loan or Revolving Credit Commitment pursuant to a law in effect on the Closing Date.

“Existing Credit Agreement” means that certain Loan and Security Agreement dated as of November 12, 1999 between the Borrower and certain of its Subsidiaries, as borrowers, and the Lender, as amended as of the date hereof.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the Federal Funds Rate for such day shall be the average of the quotation for such day on such transactions received by the Lender from three federal funds brokers of recognized standing selected by the Lender. Notwithstanding the foregoing, if the Federal Funds Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

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“Fiscal Year” means the fiscal year of the Borrower and its Subsidiaries ending on December 31.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, and all registrations and filings with or issued by, any Governmental Authorities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation or (e) for the purpose of assuming in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (whether in whole or in part). Unless otherwise specified, the amount of any Guarantee shall be the lesser of the amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee.

“Guarantors” means, collectively, all direct and indirect Subsidiaries of the Borrower (other than Foreign Subsidiaries to the extent that and for so long as the guaranty of such Foreign Subsidiary would have adverse tax consequences for the Borrower or any other Credit Party or result in a violation of Applicable Laws) in existence on the Closing Date or which become a party to the Guaranty Agreement pursuant to Section 6.12.

“Guaranty Agreement” means the unconditional guaranty agreement of even date herewith executed by the Guarantors in favor of the Lender, for the ratable benefit of the Secured Parties, which shall be in form and substance acceptable to the Lender.

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“Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to public health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed by a Governmental Authority to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, or (f) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

“Hedge Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement. The amount of any net obligation under any Hedge Agreement on any date shall be deemed to be the Hedge Termination Value thereof as of such date.

“Hedge Termination Value” means, in respect of any one or more Hedge Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedge Agreements, (a) for any date on or after the date such Hedge Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedge Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedge Agreements.

“Indebtedness” means, with respect to any Person at any date and without duplication, the sum of the following:

(a)          all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;

(b)          all obligations to pay the deferred purchase price of property or services of any such Person (including, without limitation, all payment obligations under non-competition, earn-out or similar agreements), except trade payables arising in the ordinary course of business not more than ninety (90) days past due, or that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided for on the books of such Person;

(c)          Capital Lease Obligations;

(d)          all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person to the extent of the value of such property (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business);

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(e)          all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements except trade payables arising in the ordinary course of business), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f)          all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including, without limitation, any Reimbursement Obligation, and banker’s acceptances issued for the account of any such Person;

(g)          all obligations of any such Person in respect of any Equity Interests that (i)  mature or are mandatorily redeemable, (ii) are redeemable at the option of the holder thereof, (iii) provide for the scheduled payment of dividends in cash or (iv) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests described in clauses (i) through (iii), in each case, prior to the date that is 91 days after the Revolving Credit Maturity Date;

(h)          all net obligations of such Person under any Hedge Agreements; and

(i)          all Guarantees of any such Person with respect to any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. In respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the amount of such Indebtedness as of any date of determination will be the lesser of (x) the fair market value of such assets as of such date and (y) the amount of such Indebtedness as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned thereto in Section 9.3(b).

“Interest Period” means, as to each LIBOR Rate Loan, the period commencing on the date such LIBOR Rate Loan is disbursed or converted to or continued as a LIBOR Rate Loan and ending on the date one (1), two (2), three (3) or six (6) months thereafter, in each case as selected by the Borrower and subject to availability; provided that:

(a)          the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(b)          if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

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(c)          any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

(d)          no Interest Period shall extend beyond the Revolving Credit Maturity Date; and

(e)          there shall be no more than four (4) Interest Periods in effect at any time.

“Investment” means, with respect to any Person, that such Person (a) purchases, owns, invests in or otherwise acquires (in one transaction or a series of transactions), directly or indirectly, any Equity Interests, interests in any partnership or joint venture (including, without limitation, the creation or capitalization of any Subsidiary), evidence of Indebtedness or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, (b) makes any Acquisition or (c) makes or permits to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of Property in, any Person.

“Investment Company Act” means the Investment Company Act of 1940 (15 U.S.C. § 80(a)(1), et seq.).

“IRS” means the United States Internal Revenue Service.

“ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

“L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 2.5.

“L/C Sublimit” means the lesser of (a)  $5,000,000 and (b) the Revolving Credit Commitment.

“Lender” means Wells Fargo Bank, National Association, together with its successors and assigns.

“Letter of Credit Agreement” has the meaning assigned thereto in Section 2.5(b).

“Letters of Credit” means the collective reference to letters of credit issued pursuant to Section 2.5.

“LIBOR Market Index Rate” means, as of any date of determination, the daily floating LIBOR Rate determined at approximately 11:00 a.m., London time, on such date of determination, for an Interest Period of one (1) month.

“LIBOR Market Index Rate Loan” means any Revolving Credit Loan when and to the extent that the interest rate therefor is determined by reference to the LIBOR Market Index Rate.

“LIBOR Rate” means,

(a)          for any interest rate calculation with respect to a LIBOR Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for a period equal to the applicable Interest Period as published by the ICE Benchmark Administration Limited, a United Kingdom company, at approximately 11:00 a.m. (London time) two (2) London Banking Days prior to the first day of the applicable Interest Period (or if not so published, then as determined by the Lender from another recognized source or interbank quotation), and

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(b)          for any interest rate calculation with respect to a Base Rate Loan or LIBOR Market Index Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars for an Interest Period equal to one month (commencing on the date of determination of such interest rate) as published by the ICE Benchmark Administration Limited, a United Kingdom company, at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day (or if not so published, then as determined by the Lender from another recognized source or interbank quotation).

Each calculation by the Lender of the LIBOR Rate shall be conclusive and binding for all purposes, absent manifest error. To the extent a comparable or successor rate is approved by the Lender in connection herewith, the approved rate shall be applied to the applicable Interest Period in a manner consistent with market practice as reasonably determined by the Lender; provided that if such market practice is reasonably determined by the Lender to not be administratively feasible, such approved rate shall be applied in a manner reasonably determined by the Lender.

The LIBOR Rate shall be adjusted for all costs, expenses and liabilities arising from or in connection with reserve percentages prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended). Notwithstanding the foregoing, in no event shall the LIBOR Rate be less than 0%.

“LIBOR Rate Loan” means any Loan bearing interest at a rate based upon the LIBOR Rate.

“Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease Obligation or other title retention agreement relating to such asset.

“Loan Documents” means, collectively, this Agreement, any Revolving Credit Note, the Letter of Credit Agreements, the Security Documents, the Guaranty Agreement and each other document, instrument, certificate and agreement executed and delivered by the Credit Parties or any of their respective Subsidiaries in favor of or provided to the Lender or any Secured Party in connection with this Agreement or otherwise referred to herein or contemplated hereby (excluding any Secured Hedge Agreement and any Secured Cash Management Agreement).

“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank Eurodollar market.

“Material Adverse Effect” means, with respect to the Borrower and its Subsidiaries, (a) a material adverse effect on the operations, business, assets, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, (b) a material impairment of the ability of any such Person to perform its obligations under the Loan Documents to which it is a party, (c) a material impairment of the rights and remedies of the Lender under any Loan Document or (d) an impairment of the legality, validity, binding effect or enforceability against any Credit Party of any Loan Document to which it is a party.

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“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Credit Party or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding seven (7) years.

“Non-Guarantor Subsidiary” means any Subsidiary of the Borrower that is not a Guarantor.

“Notice of Borrowing” has the meaning assigned thereto in Section 2.2(b).

“Notice of Conversion/Continuation” has the meaning assigned thereto in Section 2.6(c).

“Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Revolving Credit Loans, (b) the L/C Obligations and (c) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Credit Parties to the Lender, in each case under any Loan Document, with respect to any Loan or Letter of Credit of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note and including interest and fees that accrue after the commencement by or against any Credit Party of any proceeding under any Debtor Relief Laws, naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Other Connection Taxes” means Taxes imposed as a result of a present or former connection between the Lender and the jurisdiction imposing such Tax (other than connections arising from the Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“PATRIOT Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained, funded or administered for the employees of any Credit Party or any ERISA Affiliate or (b) has at any time within the preceding seven (7) years been maintained, funded or administered for the employees of any Credit Party or any current or former ERISA Affiliates.

“Permitted Acquisition” means any Acquisition permitted pursuant to Section 7.3(h).

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“Permitted Liens” means the Liens permitted pursuant to Section 7.2.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by the Lender as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Lender as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Equity Interests.

“Reimbursement Obligation” means the obligation of the Borrower to reimburse the Lender pursuant to Section 2.5 for amounts drawn under Letters of Credit.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Responsible Officer” means, as to any Person, the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of such Person or any other officer of such Person designated in writing by the Borrower and reasonably acceptable to the Lender.

“Restricted Payment” means any dividend on, or the making of any payment or other distribution on account of, or the purchase, redemption, retirement or other acquisition (directly or indirectly) of, or the setting apart assets for a sinking or other analogous fund for the purchase, redemption, retirement or other acquisition of, any class of Equity Interests of the Borrower or any Subsidiary, or the making of any distribution of cash, property or assets to the holders of any Equity Interests of the Borrower or any Subsidiary on account of such Equity Interests.

“Revolving Credit Commitment” means the commitment of the Lender to make Revolving Credit Loans, as such amount may be modified at any time or from time to time pursuant to the terms hereof. The Revolving Credit Commitment on the Closing Date shall be $75,000,000.

“Revolving Credit Facility” means the revolving credit facility established pursuant to Article II (including any increase in such revolving credit facility established pursuant to Section 2.9).

“Revolving Credit Increase” has the meaning assigned thereto in Section 2.9.

“Revolving Credit Loan” means any revolving loan made to the Borrower pursuant to Section 2.1, and all such revolving loans collectively as the context requires.

“Revolving Credit Maturity Date” means the earliest to occur of (a) February 28, 2022, (b) the date of termination of the entire Revolving Credit Commitment by the Borrower pursuant to Section 2.4, and (c) the date of termination of the Revolving Credit Commitment pursuant to Section 8.2(a).

“Revolving Credit Note” means a promissory note made by the Borrower in favor of the Lender evidencing the Revolving Credit Loans, substantially in the form attached as Exhibit A, and any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

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“Revolving Credit Outstandings” means, on any date, the sum of (a) the aggregate outstanding principal amount of all Revolving Credit Loans on such date, after giving effect to any borrowings and prepayments or repayments occurring on such date plus (b)  the aggregate outstanding amount of all L/C Obligations on such date after giving effect to any extensions of credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“S&P” means Standard & Poor’s Financial Services LLC, a part of McGraw-Hill Financial and any successor thereto.

“Sale Leaseback Transaction” means any transaction whereby a Person shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that such Person intends to use for substantially the same purpose or purposes as the property sold or transferred.

“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority with jurisdiction over the Lender, the Borrower or any of its Subsidiaries or Affiliates.

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any Sanctions (including, as of the Closing Date, Cuba, Iran, North Korea, Sudan, Syria and the Crimea Region).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including, without limitation, OFAC’s Specially Designated Nationals and Blocked Persons List and OFAC’s Consolidated Non-SDN List), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in clauses (a) and (b), including a Person that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Person(s).

“SEC” means the U.S. Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Agreement” means any Cash Management Agreement between or among the Borrower or any Subsidiary and the Lender or any Affiliate of the Lender.

“Secured Hedge Agreement” means any Hedge Agreement between or among the Borrower or any Subsidiary and the Lender or any Affiliate of the Lender.

“Secured Obligations” means, collectively, (a) the Obligations and (b) all existing or future payment and other obligations owing under (i) any Secured Hedge Agreement and (ii) any Secured Cash Management Agreement; provided that the “Secured Obligations” of a Credit Party shall exclude any Excluded Swap Obligations with respect to such Credit Party.

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“Secured Parties” means, collectively, the Lender and any Affiliate of the Lender that holds any Secured Obligations and, in each case, their respective successors and permitted assigns.

“Securities Act” means the Securities Act of 1933 (15 U.S.C. § 77 et seq.).

“Security Documents” means the collective reference to the Collateral Agreement and each other agreement or writing pursuant to which any Credit Party pledges or grants a security interest in any Property or assets securing the Secured Obligations.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business.

“Specified Disposition” means any Asset Disposition (other than sale of inventory in the ordinary course of business) having gross sales proceeds in excess of $5,000,000.

“Specified Transactions” means (a) any Specified Disposition and (b) any Permitted Acquisition.

“Subordinated Indebtedness” means the collective reference to any Indebtedness incurred by the Borrower or any of its Subsidiaries that is subordinated in right and time of payment to the Obligations on terms and conditions reasonably satisfactory to the Lender.

“Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Equity Interests having ordinary voting power to elect a majority of the board of directors (or equivalent governing body) or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by (directly or indirectly) or the management is otherwise controlled by (directly or indirectly) such Person (irrespective of whether, at the time, Equity Interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified, references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the Borrower.

“Swap Obligation” means, with respect to any Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Sweep Arrangement” has the meaning ascribed thereto in Section 2.2(a).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.

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“UCC” means the Uniform Commercial Code as in effect in the State of Texas.

“United States” means the United States of America.

“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.

“Wholly-Owned” means, with respect to a Subsidiary, that all of the Equity Interests of such Subsidiary are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than the Borrower and/or one or more of its Wholly-Owned Subsidiaries).

SECTION 1.2           Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form and (j) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”. The amount of contingent liabilities or a liability that is contingent, when such liabilities are referenced in this Agreement, shall mean the amount of such liabilities computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

SECTION 1.3           Accounting Terms.

(a)          All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time and in a manner consistent with that used in preparing the audited financial statements required by Section 6.1(a), except as otherwise specifically prescribed herein. Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof, and the effects of FASB ASC 825 and FASB ASC 470-20 on financial liabilities shall be disregarded.

(b)          If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Lender shall so request, the Lender and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Lender financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

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SECTION 1.4           UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

SECTION 1.5           References to Agreement and Laws. Unless otherwise expressly provided herein, (a) any definition or reference to formation documents, governing documents, agreements (including the Loan Documents) and other contractual documents or instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) any definition or reference to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

SECTION 1.6           Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Central time (daylight or standard, as applicable).

SECTION 1.7           Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Agreement therefor (at the time specified therefor in such applicable Letter of Credit or Letter of Credit Agreement and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).

SECTION 1.8           Covenant Compliance Generally. For purposes of determining compliance under Sections 7.1, 7.2, 7.3, 7.5 and 7.6, any amount in a currency other than Dollars will be converted to Dollars in a manner consistent with that used in calculating Consolidated Net Income in the most recent annual financial statements of the Borrower and its Subsidiaries delivered pursuant to Section 6.1(a). Notwithstanding the foregoing, for purposes of determining compliance with Sections 7.1, 7.2 and 7.3, with respect to any amount of Indebtedness or Investment in a currency other than Dollars, no breach of any basket contained in such sections shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred; provided that for the avoidance of doubt, the foregoing provisions of this Section 1.8 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred at any time under such Sections.

ARTICLE II

REVOLVING CREDIT FACILITY

SECTION 2.1           Revolving Credit Loans. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth in this Agreement and the other Loan Documents, the Lender agrees to make Revolving Credit Loans in Dollars to the Borrower from time to time from the Closing Date to, but not including, the Revolving Credit Maturity Date; provided, that the Revolving Credit Outstandings shall not exceed the Revolving Credit Commitment. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder until the Revolving Credit Maturity Date. The Revolving Credit Loans made by the Lender shall be evidenced by one or more accounts or records maintained by the Lender in the ordinary course of business, which shall be conclusive absent manifest error of the amount of the Revolving Credit Loans made by the Lender and the interest and payments thereon. The Lender may request a Revolving Credit Note in addition to such accounts or records. The Revolving Credit Facility and the Revolving Credit Commitment shall terminate on the Revolving Credit Maturity Date.

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SECTION 2.2           Procedure for Advances of Revolving Credit Loans.

(a)          Sweep Arrangement. Advances, repayments, and reborrowings of Revolving Credit Loans may be made in accordance with a cash management system with the Lender, which shall be evidenced by separate, standard documentation of the Lender (the “Sweep Arrangement”). Pursuant to such cash management system, the Borrower will establish a “concentration account” with the Lender into which all of the Borrower’s deposit accounts will be swept daily, and from which payments will be made to the Borrowers to cover withdrawals from the Borrower’s deposit accounts. At the close of each Business Day, (i) any funds remaining in said concentration account will be applied by the Lender to outstanding Revolving Credit Loans and (ii) any shortages in said concentration account will be covered by an automatic advance of a Revolving Credit Loans. Any remaining funds in said concentration account at the end of each Business Day after repayment of all outstanding Revolving Credit Loans shall be invested overnight in accordance with the Sweep Arrangement. Revolving Credit Loans made pursuant to the Sweep Arrangement may be Base Rate Loans or LIBOR Market Index Rate Loans, as selected by the Borrower.

(b)          Requested Loans. In addition to any Sweep Arrangement, the Borrower may request Revolving Credit Loans by giving the Lender irrevocable prior written notice substantially in the form of Exhibit B (a “Notice of Borrowing”) (or by electronic or telephonic notice as set forth below) not later than 11:00 a.m. (i) on the same Business Day as each Base Rate Loan and LIBOR Market Index Rate Loan and (ii) at least three (3) Business Days before each LIBOR Rate Loan, of its intention to borrow. The Borrower authorizes the Lender to disburse the proceeds of each Revolving Credit Loan by crediting or wiring such proceeds to the deposit account of the Borrower identified to Lender in writing from time to time.

(c)          Electronic/Telephonic Requests. The Lender will permit telephonic requests for Revolving Credit Loans and electronic transmittal of instructions, authorizations, agreements or reports to the Lender by the Borrower. Unless the Borrower specifically directs Lender in writing not to accept or act upon telephonic or electronic communications from the Borrower, Lender shall have no liability to the Borrower for any loss or damage suffered by the Borrower as a result of Lender’s honoring of any requests, execution of any instructions, authorizations or agreements or reliance on any reports communicated to Lender telephonically or electronically and purporting to have been sent to Lender by Borrowers and Lender shall have no duty to verify the origin of any such communication or the authority of the person sending it. Authorization shall be limited to designated Authorized Representatives appointed by writing delivered by Borrowers to Lender.

SECTION 2.3           Repayment and Prepayment of Revolving Credit Loans.

(a)          Repayment on Termination Date. The Borrower hereby agrees to repay the outstanding principal amount of all Revolving Credit Loans in full on the Revolving Credit Maturity Date, together, in each case, with all accrued but unpaid interest thereon.

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(b)          Mandatory Prepayments. If at any time the Revolving Credit Outstandings exceed the Revolving Credit Commitment, the Borrower agrees to repay immediately upon notice from the Lender, Revolving Credit Loans in an amount equal to such excess with each such repayment applied first, to the principal amount of outstanding Revolving Credit Loans and second, with respect to any Letters of Credit then outstanding, a payment of Cash Collateral into a Cash Collateral account opened by the Lender in an amount equal to such excess.

(c)          Optional Prepayments. The Borrower may at any time and from time to time prepay Revolving Credit Loans, in whole or in part, without premium or penalty (except as set forth in Section 3.2).

SECTION 2.4           Voluntary Reduction of the Revolving Credit Commitment. The Borrower shall have the right at any time and from time to time, upon prior written notice to the Lender, to permanently reduce, without premium or penalty, the Revolving Credit Commitment in an aggregate principal amount not less than $3,000,000 or any whole multiple of $1,000,000 in excess thereof. Each such reduction shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Revolving Credit Loans and L/C Obligations, as applicable, after such reduction, and if the aggregate amount of all outstanding Letters of Credit exceeds the Revolving Credit Commitment as so reduced, the Borrower shall be required to deposit Cash Collateral in a Cash Collateral account opened by the Lender in an amount equal to such excess.

SECTION 2.5           L/C Facility.

(a)          Availability. The Lender agrees to issue standby Letters of Credit in an aggregate amount not to exceed its L/C Sublimit for the account of the Borrower or any Subsidiary thereof, so long as after giving effect to such issuance (i) the L/C Obligations do not exceed the L/C Sublimit and (ii) the Revolving Credit Outstandings do not exceed the Revolving Credit Commitment. Letters of Credit may be issued on any Business Day from the Closing Date to, but not including the thirtieth (30th) Business Day prior to the Revolving Credit Maturity Date in such form as may be approved from time to time by the Lender.

(b)          Terms of Letters of Credit. The form and substance of each Letter of Credit shall be subject to approval by the Lender, in its sole discretion. Each Letter of Credit shall be issued for a term not to exceed 365 days, as designated by the Borrower (subject to such automatic renewal provisions as may be acceptable to the Lender, in its sole discretion); provided that no Letter of Credit shall have an expiration date subsequent to the date that is five (5) Business Days prior to the Revolving Credit Maturity Date. The undrawn amount of all Letters of Credit shall be reserved under the Revolving Credit Commitment and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the letter of credit agreements, applications and any related documents required by the Lender in connection with the issuance thereof (each, a “Letter of Credit Agreement”). The Borrower shall reimburse the Lender for each drawing in full on the date such drawing is made. To the extent not reimbursed by the Borrower on the date of drawing, each drawing paid under a Letter of Credit shall be deemed to be repaid to the Lender through a Base Rate Loan; provided that if Revolving Credit Loans are not available for any reason at the time any drawing is paid, then the Borrower shall immediately reimburse to the Lender the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by the Borrower, at the rate pursuant to Section 2.6(b) applicable to Base Rate Loans. In such event the Borrower agrees that the Lender, in its sole discretion, may debit any account maintained by the Borrower with the Lender for the amount of any such drawing. If any Event of Default shall occur and be continuing or if any L/C Obligations are outstanding on the date that is five (5) Business Days prior to the Revolving Credit Maturity Date, on the Business Day that the Borrower receives notice from the Lender demanding same, the Borrower shall immediately Cash Collateralize the Letter of Credit Exposure as of such date; provided that the obligation to provide such Cash Collateral shall become effective immediately, without demand or other notice of any kind, (x) upon the occurrence of any Event of Default with respect to the Borrower described in Section 8.1(f) or (g), and (y) if any L/C Obligations remain outstanding on the Revolving Credit Maturity Date. The Lender shall not at any time be obligated to issue any Letter of Credit hereunder if (i) the conditions set forth in Section 4.2 are not satisfied, (ii) the issuance of such Letter of Credit would violate one or more policies of the Lender applicable to letters of credit generally or (iii) the beneficiary of such Letter of Credit is a Sanctioned Person. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires. To the extent that any provision of any Letter of Credit Agreement is inconsistent with the provisions of this Section 2.5, the provisions of this Section 2.5 shall apply.

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(c)          Commissions and Other Charges. The Borrower shall pay to the Lender a letter of credit commission with respect to each Letter of Credit in the amount equal to the daily amount available to be drawn under such Letters of Credit times the Applicable Margin with respect to Revolving Credit Loans that are LIBOR Rate Loans (determined on a per annum basis). Such commissions shall be payable quarterly in arrears on the last Business Day of each calendar quarter, on the Revolving Credit Maturity Date and thereafter on demand of the Lender. In addition to the foregoing commissions, the Borrower shall pay or reimburse the Lender for such normal and customary fees, costs, charges and expenses as are incurred or charged by the Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit issued by it.

(d)          Obligations Absolute. The Borrower’s obligations under this Section 2.5 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against the Lender or any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees that the Lender shall not be responsible for, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit issued by it, except for errors or omissions caused by the Lender’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final nonappealable judgment.

SECTION 2.6           Interest.

(a)          Interest Rate Options. Subject to the provisions of this Section, at the election of the Borrower, Revolving Credit Loans shall bear interest at (i) the Base Rate plus the Applicable Margin, (ii) the LIBOR Market Index Rate plus the Applicable Margin or (iii) the LIBOR Rate plus the Applicable Margin (provided that (i) the LIBOR Rate shall not be available until three (3) Business Days after the Closing Date and (ii) the LIBOR Rate shall not be available under the Sweep Arrangement).

(b)          Default Rate. (i) Immediately upon the occurrence and during the continuance of an Event of Default under Section 8.1(a), (b), (f) or (g), or (ii) at the election of the Lender, upon the occurrence and during the continuance of any other Event of Default, (i) the Borrower shall no longer have the option to request LIBOR Rate Loans or Letters of Credit, (ii) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans, (iii) all outstanding Base Rate Loans, LIBOR Market Index Rate Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to Base Rate Loans or such other Obligations arising hereunder or under any other Loan Document and (iv) all accrued and unpaid interest shall be due and payable on demand of the Lender. Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any Debtor Relief Law.

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(c)          Notice and Manner of Conversion or Continuation of Loans. Provided that no Default or Event of Default has occurred and is then continuing, the Borrower shall have the option to (i) convert at any time, and from time to time, following the third Business Day after the Closing Date all or any portion of any outstanding Base Rate Loans or LIBOR Market Index Rate Loans into one or more LIBOR Rate Loans and (ii) upon the expiration of any Interest Period, (x) convert all or any part of its outstanding LIBOR Rate Loans into Base Rate Loans or LIBOR Market Index Rate Loans or (y) continue such LIBOR Rate Loans as LIBOR Rate Loans. The Borrower shall give the Lender prior written notice in the form attached as Exhibit C (a “Notice of Conversion/Continuation”) not later than 11:00 a.m. three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective. If the Borrower fails to give a timely Notice of Conversion/Continuation prior to the end of the Interest Period for any LIBOR Rate Loan, then the applicable LIBOR Rate Loan shall be continued as a LIBOR Rate Loan for the same Interest Period.

(d)          Interest Payment and Computation. Interest on each Base Rate Loan and each LIBOR Market Index Rate Loan shall be due and payable in arrears on the last Business Day of each calendar quarter and interest on each LIBOR Rate Loan shall be due and payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period. All computations of interest for Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year).

(e)          Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the “Maximum Rate”). In the event that such a court determines that the Lender has charged or received interest hereunder in excess of the Maximum Rate, the rate in effect hereunder shall automatically be reduced to the Maximum Rate and the Lender shall (i) promptly refund to the Borrower any interest received by the Lender in excess of the Maximum Rate or (ii) apply such excess to the principal balance of the Obligations. It is the intent hereof that the Borrower not pay or contract to pay, and that the Lender not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of the Maximum Rate. To the extent that either Chapter 303 or 306, or both, of the Texas Finance Code apply in determining the Maximum Rate, the Lender hereby elects to determine the applicable rate ceiling by using the weekly ceiling from time to time in effect, subject to the Lender’s right subsequently to change such method in accordance with Applicable Law.

SECTION 2.7           Commitment Fee. Commencing on the Closing Date, the Borrower shall pay to the Lender a non-refundable commitment fee (the “Commitment Fee”) at a rate per annum equal to the Applicable Margin on the actual daily unused portion of the Revolving Credit Commitment. The Commitment Fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement and ending on the date upon which all Obligations (other than contingent indemnification obligations not then due) shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Revolving Credit Commitment has been terminated.

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SECTION 2.8           Manner of Payment. To the extent not otherwise being paid pursuant to the Sweep Arrangement, each payment by the Borrower on account of the principal of or interest on the Revolving Credit Loans or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lender hereunder shall be made not later than 1:00 p.m. on the date specified for payment under this Agreement in immediately available funds and shall be made without any setoff, counterclaim or deduction whatsoever. Subject to the definition of Interest Period, if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

SECTION 2.9           Increase Option. The Borrower may from time to time request to increase the Revolving Credit Commitment (each, a “Revolving Credit Increase”) in minimum increments of $10,000,000 so long as, after giving effect thereto, the aggregate amount of such Revolving Credit Increases during the term of this Agreement does not exceed $50,000,000. Revolving Credit Increases pursuant to this Section shall become effective on the date agreed by the Borrower and the Lender. Each Revolving Credit Increase shall be subject to the following conditions: (a) on the proposed date of the effectiveness of such Revolving Credit Increase, (i) the conditions set forth in paragraphs (a) and (b) of Section 4.2 shall be satisfied and the Lender shall have received a certificate from the Borrower to that effect and (ii) the Borrower shall be in compliance (on a pro forma basis) with the covenants contained in Section 7.13 and (b) the Lender shall have received documents, certificates and opinions consistent with those delivered on the Closing Date as to the organizational power and authority of the Borrower to borrow hereunder after giving effect to such Revolving Credit Increase and such other documents reasonably requested by the Lender. The Lender shall not be obligated to provide any such Revolving Credit Increase.

ARTICLE III

CHANGED CIRCUMSTANCES; INCREASED COSTS; TAXES

SECTION 3.1           Changed Circumstances Affecting LIBOR Rate Availability. If for any reason the Lender shall determine (which determination shall be conclusive and binding absent manifest error) that (a) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, (b) reasonable and adequate means do not exist for the ascertaining the LIBOR Rate for such Interest Period with respect to a proposed LIBOR Rate Loan or with respect to any LIBOR Market Index Rate Loan, (c) the LIBOR Rate or LIBOR Market Index Rate, as applicable, does not adequately and fairly reflect the cost to the Lender of making or maintaining such Loans or (d) the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for the Lender to honor its obligations hereunder to make or maintain any LIBOR Rate Loan or LIBOR Market Index Rate Loan, then thereafter, until the Lender notifies the Borrower that such circumstances no longer exist, the obligation of the Lender to make LIBOR Rate Loans or LIBOR Market Index Rate Loan and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Rate Loan or LIBOR Market Index Rate Loan shall be suspended, and the Borrower shall either (i) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan or LIBOR Market Index Rate Loan together with accrued interest thereon, on the last day of the then current Interest Period applicable to such LIBOR Rate Loan (or on the date interest is due and payable on LIBOR Market Index Rate Loans pursuant to Section 2.6(d), with respect to any LIBOR Market Index Rate Loan), (ii) convert the then outstanding principal amount of each such LIBOR Rate Loan or LIBOR Market Index Rate Loan to a Base Rate Loan (as of the last day of such Interest Period for any LIBOR Rate Loan) or (iii) if the Lender may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto, the applicable Loan shall immediately be converted to a Base Rate Loan for the remainder of such Interest Period.

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SECTION 3.2           Indemnity for LIBOR Breakage. The Borrower hereby indemnifies the Lender against any loss or expense (including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain a LIBOR Rate Loan or from fees payable to terminate the deposits from which such funds were obtained) which may arise or be attributable to the Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of the Borrower to borrow or continue a LIBOR Rate Loan or convert to a LIBOR Rate Loan on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined, in the Lender’s sole discretion, based upon the assumption that the Lender funded such LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which the Lender deems appropriate and practical.

SECTION 3.3           Increased Costs.

(a)          Increased Costs Generally. If any Change in Law shall (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, the Lender (except any reserve requirement reflected in the LIBOR Rate), (ii) subject the Lender to any Taxes (other than (A) Indemnified Taxes and (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto or (iii) impose on the Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or LIBOR Rate Loans or LIBOR Market Index Rate Loans made by the Lender or any Letter of Credit, and the result of any of the foregoing shall be to increase the cost to the Lender of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to the Lender issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by the Lender hereunder (whether of principal, interest or any other amount) then, upon written request of the Lender, the Borrower shall promptly pay to the Lender any such additional amount or amounts as will compensate the Lender for such additional costs incurred or reduction suffered.

(b)          Capital Requirements. If the Lender determines that any Change in Law affecting the Lender or its holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on the Lender’s capital or on the capital of its holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitment or the Loans made by, or the Letters of Credit issued by, the Lender to a level below that which the Lender or its holding company could have achieved but for such Change in Law (taking into consideration the Lender’s policies and the policies of its holding company with respect to capital adequacy and liquidity), then from time to time upon written request of the Lender the Borrower shall promptly pay to the Lender such additional amount or amounts as will compensate the Lender or its holding company for any such reduction suffered.

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(c)          Certificates for Reimbursement. A certificate of the Lender setting forth the amount or amounts necessary to compensate it or its holding company as specified in paragraph (a) or (b) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay the Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof. Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation.

(d)          Delay in Requests. Failure or delay on the part of the Lender to demand compensation pursuant to this Section shall not constitute a waiver of the Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate the Lender pursuant to this Section for any increased costs incurred or reductions suffered more than six (6) months prior to the date that the Lender, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of the Lender’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 3.4           Taxes. Any and all payments by or on account of the Obligations shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law requires the deduction or withholding of any Tax from any such payment by the Lender, then the Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made. The Borrower shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Lender timely reimburse it for the payment of, any Other Taxes. The Borrower shall indemnify the Lender , within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Lender or required to be withheld or deducted from a payment to the Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.

ARTICLE IV

CONDITIONS OF CLOSING AND BORROWING

SECTION 4.1           Conditions to Closing and Initial Extensions of Credit. The obligation of the Lender to close this Agreement and to make the initial Revolving Credit Loans or issue the initial Letter of Credit, if any, is subject to the receipt and satisfaction by the Lender of each of the following:

(a)          this Agreement, a Revolving Credit Note in favor of the Lender, the Security Documents and the Guaranty Agreement, together with any other applicable Loan Documents;

(b)          a certificate from a Responsible Officer of the Borrower to the effect that (i) all representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true, correct and complete, (ii) after giving effect to the Closing Date, no Default or Event of Default has occurred and is continuing, (iii) after giving effect to the Closing Date, each Credit Party and each Subsidiary thereof is each Solvent and (iv) since December 31, 2015, no event has occurred or condition arisen, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

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(c)          a certificate of a Responsible Officer of each Credit Party certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (i) the articles or certificate of incorporation or formation (or equivalent), as applicable, of such Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, organization or formation (or equivalent), as applicable, (ii) the bylaws or other governing document of such Credit Party as in effect on the Closing Date, (iii) resolutions duly adopted by the board of directors (or other governing body) of such Credit Party authorizing and approving the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (iv) certificates as of a recent date of the good standing of such Credit Party under the laws of its jurisdiction of organization (or equivalent);

(d)          opinions of counsel to the Credit Parties addressed to the Lender with respect to the Credit Parties, the Loan Documents and such other matters as the Lender shall request (which such opinions shall expressly permit reliance by permitted successors and assigns of the Lender);

(e)          all filings and recordations that are necessary to perfect the security in the Collateral and evidence (including lien searches) that upon such filings and recordations such security interests constitute valid and perfected first priority Liens thereon (subject to Permitted Liens);

(f)          payment of all reasonable costs and expenses (including legal fees and expenses) incurred by the Lender in connection with the transactions contemplated by this Agreement;

(g)          evidence of property, business interruption and liability insurance covering each Credit Party, evidence of payment of all insurance premiums for the current policy year of each policy (with appropriate endorsements naming the Lender as lender’s loss payee on all policies for property hazard insurance and as additional insured on all policies for liability insurance), and if requested by the Lender, copies of such insurance policies; and

(h)          such other documents, certificates and instruments reasonably requested by the Lender with respect to the transactions contemplated by this Agreement.

SECTION 4.2           Conditions to All Extensions of Credit. The obligation of the Lender to make any Revolving Credit Loans (including the initial Revolving Credit Loans) or to issue or extend any Letter of Credit is subject to the satisfaction of the following conditions precedent on the relevant borrowing, issuance or extension date:

(a)          The representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct on and as of the date of such borrowing, issuance or extension.

(b)          No Default or Event of Default shall have occurred and be continuing on or after giving effect to such borrowing, issuance or extension.

(c)          Except with respect to the Sweep Arrangement as provided in Section 2.2(a), the Lender shall have received a Notice of Borrowing or Letter of Credit Agreement, as applicable.

Each Notice of Borrower or request for issuance or extension of a Letter of Credit shall constitute a representation and warranty by the Borrowers that the conditions contained in Section 4.2(a) and (b) have been satisfied. Lender may require a duly completed Compliance Certificate as a condition to making an Advance.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES

To induce the Lender to enter into this Agreement and to make Revolving Credit Loans and issue Letters of Credit, the Borrower hereby represents and warrants, on behalf of itself and its Subsidiaries, to the Lender both before and after giving effect to the transactions contemplated hereunder, which representations and warranties shall be deemed made on the Closing Date and as otherwise set forth in Section 4.2, that:

SECTION 5.1           Organization; Power; Qualification. The Borrower and each Subsidiary thereof (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (b) has the power and authority to own its Properties and to carry on its business as now being and hereafter proposed to be conducted and (c) is duly qualified and authorized to do business in each jurisdiction in which the character of its Properties or the nature of its business requires such qualification and authorization except in jurisdictions where the failure to be so qualified or in good standing could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.2           Ownership. Schedule 5.2 lists the legal name, jurisdiction of organization, capitalization (including the number of shares, authorized, issued and outstanding, of such classes and series, with or without par value) of each Subsidiary of the Borrower as of the Closing Date. As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or require the issuance of Equity Interests of any Subsidiary of the Borrower, except as described on Schedule 5.2.

SECTION 5.3           Authorization; Enforceability. Each Credit Party has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of each of the Loan Documents to which it is a party in accordance with their respective terms. Each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of each Credit Party that is a party thereto, and each such document constitutes the legal, valid and binding obligation of each Credit Party that is a party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal Debtor Relief Laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

SECTION 5.4           Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by each Credit Party of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the Revolving Credit Loans hereunder and the transactions contemplated hereby or thereby do not and will not, by the passage of time, the giving of notice or otherwise, (a) require any Governmental Approval or violate any Applicable Law relating to any Credit Party, (b) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of any Credit Party, (c) conflict with, result in a breach of or constitute a default under any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, (d) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Permitted Liens or (e) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement other than (i) consents, authorizations, filings or other acts or consents for which the failure to obtain or make could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and (ii) consents or filings under the UCC.

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SECTION 5.5           Compliance with Law; Governmental Approvals. The Borrower and each Subsidiary thereof (a) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, (b) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties, except in each case of clauses (a) and (b) where the failure to have or comply could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.6           Taxes. Each Borrower and each Subsidiary thereof has filed all United States federal tax returns and all other tax returns required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or its Subsidiaries except such taxes, if any, as are being contested in good faith and as to which, in the good faith judgment of the Borrower, adequate reserves have been provided and except for those returns with respect to which the failure to file would have no Material Adverse Effect. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries with respect to any taxes or other governmental charges are adequate in the good faith judgment of the Borrower.

SECTION 5.7           Intellectual Property Matters. The Borrower and each Subsidiary thereof owns or possesses rights to use all material franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights, copyrights and other rights with respect to the foregoing which are reasonably necessary to conduct its business.

SECTION 5.8           Environmental Matters. The Borrower and its Subsidiaries are in compliance in all material respects with all applicable Environmental Laws. There has been no release, or to its knowledge, threat of release, of Hazardous Materials at or from properties owned, leased or operated by any Credit Party or any Subsidiary, now or in the past, in violation of or in amounts or in a manner that could give rise to liability under applicable Environmental Laws that could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries has received notice of any claim with respect to any material Environmental Liability.

SECTION 5.9           Employee Benefit Matters. The Borrower and each ERISA Affiliate is in compliance in all material respects with all applicable provisions of the ERISA. No liability has been incurred by the Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties assessed with respect to any Employee Benefit Plan or any Multiemployer Plan except for a liability that could not reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any ERISA Affiliate is required to contribute to or has ever had a liability to a Multiemployer Plan.

SECTION 5.10         Margin Stock. No Credit Party nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans or Letters of Credit will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors.

SECTION 5.11         Investment Company Act, Etc. No Credit Party nor any Subsidiary thereof is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act) and no Credit Party nor any Subsidiary thereof is, or after giving effect to any Extension of Credit will be, subject to regulation under the Interstate Commerce Act, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.

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SECTION 5.12         Employee Relations. The Borrower knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

SECTION 5.13         Financial Statements. The audited financial statements for the periods ended December 31, 2013, December 31, 2014 and December 31, 2015, the unaudited financial statements for the periods ended March 31, 2016, June 30, 2016 and September 30, 2016 and all financial and other information supplied to the Lender after the Closing Date pursuant to Section 6.1(a) and (b), in each case have been prepared in accordance with GAAP, are complete and correct, in all material respects, and fairly present on a Consolidated basis the assets, liabilities and financial position of the Borrower and its Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments for unaudited financial statements and the absence of footnotes from unaudited financial statements). Such financial statements show all material indebtedness and other material liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including material liabilities for taxes, material commitments, and Indebtedness, in each case, to the extent required to be disclosed under GAAP.

SECTION 5.14         No Material Adverse Effect. Since December 31, 2015, there has been no change in the business, property, financial condition or results of operations of the Borrower and its Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

SECTION 5.15         Solvency. The Borrower and its Subsidiaries, on a Consolidated basis, are Solvent.

SECTION 5.16         Title to Properties. Each Credit Party and each Subsidiary thereof has such title to the real property owned or leased by it as is necessary or desirable to the conduct of its business and valid and legal title to all of its personal property and assets, except those which have been disposed of by the Credit Parties and their Subsidiaries subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder.

SECTION 5.17         Litigation. There are no actions, suits or proceedings pending nor, to its knowledge, threatened against or in any other way relating adversely to or affecting the Borrower or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority that could reasonably be expected to have a Material Adverse Effect.

SECTION 5.18         Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions.

(a)          None of the Borrower, any Subsidiary, any of their respective directors, officers, or, to the knowledge of the Borrower or such Subsidiary, any of their respective employees or Affiliates, or to the knowledge of the Borrower, any agent or representative of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the Revolving Credit Facility, (i) is a Sanctioned Person or currently the subject or target of any Sanctions, (ii) is controlled by or is acting on behalf of a Sanctioned Person, (iii) has its assets located in a Sanctioned Country, (iv) is under administrative, civil or criminal investigation for an alleged violation of, or received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of, Anti-Corruption Laws, Anti-Money Laundering Laws or Sanctions by a governmental authority that enforces Sanctions or any Anti-Corruption Laws or Anti-Money Laundering Laws, or (v) directly or, to the knowledge of the Borrower, indirectly derives revenues from investments in, or transactions with, Sanctioned Persons.

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(b)          Each of the Borrower and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower and its Subsidiaries and their respective directors, officers, employees, agents and Affiliates with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

SECTION 5.19         Absence of Defaults. No Default or an Event of Default has occurred or is continuing.

SECTION 5.20         Disclosure. No financial statement, material report, material certificate or other material information furnished (whether in writing or orally) by or on behalf of any Credit Party or any Subsidiary thereof to the Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), taken together as a whole, contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being recognized that projections are not to be viewed as facts and that the actual results during the period or periods covered by such projections may vary from such projections).

ARTICLE VI

AFFIRMATIVE COVENANTS

Until all of the Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Revolving Credit Commitments terminated, the Borrower will, and will cause each of its Subsidiaries to:

SECTION 6.1           Financial Statements and Budgets. Deliver to the Lender, in form and detail satisfactory to the Lender:

(a)          Annual Financial Statements. As soon as practicable and in any event within one hundred twenty (120) days (or, if earlier, on the date of any required public filing thereof) after the end of each Fiscal Year, an audited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, retained earnings and cash flows including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year. Such annual financial statements shall be audited by an independent certified public accounting firm of recognized national standing acceptable to the Lender, and accompanied by a report and opinion thereon by such certified public accountants prepared in accordance with generally accepted auditing standards that is not subject to any “going concern” or similar qualification or exception or any qualification as to the scope of such audit or with respect to accounting principles followed by the Borrower or any of its Subsidiaries not in accordance with GAAP.

(b)          Quarterly Financial Statements. As soon as practicable and in any event within sixty (60) days (or, if earlier, on the date of any required public filing thereof) after the end of the first three fiscal quarters of each Fiscal Year, an unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated statements of income, retained earnings and cash flows and a report containing management’s discussion and analysis of such financial statements for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries on a Consolidated basis as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year-end adjustments and the absence of footnotes.

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(c)          Annual Business Plan and Budget. As soon as practicable and in any event within one hundred and five (105) days after the end of each Fiscal Year, if the aggregate Revolving Credit Outstandings as the last day of such Fiscal Year exceeded $37,500,000, a business plan and operating and capital budget of the Borrower and its Subsidiaries for the ensuing four (4) fiscal quarters, such plan to be prepared in accordance with GAAP and to include, on a quarterly basis, the following: a quarterly operating and capital budget, a projected income statement, statement of cash flows and balance sheet, calculations demonstrating projected compliance with the financial covenants set forth in Section 7.13, accompanied by a certificate from a Responsible Officer of the Borrower to the effect that such budget contains good faith estimates (utilizing assumptions believed to be reasonable at the time of delivery of such budget) of the financial condition and operations of the Borrower and its Subsidiaries for such period.

SECTION 6.2           Certificates; Other Reports. Deliver to the Lender:

(a)          at each time financial statements are delivered pursuant to Sections 6.1(a) or (b) and at such other times as the Lender shall reasonably request, a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of the Borrower together with any report, if any, that was prepared in conjunction with such financial statements, containing management’s discussion and analysis of such financial statements;

(b)          promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Exchange Act, or with any national securities exchange, and in any case not otherwise required to be delivered to the Lender pursuant hereto;

(c)          promptly, and in any event within five (5) Business Days after receipt thereof by any Credit Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by such agency regarding financial or other operational results of any Credit Party or any Subsidiary thereof;

(d)          promptly upon the request thereof, such other information and documentation required by bank regulatory authorities under applicable Anti-Money Laundering Laws (including, without limitation, any applicable “know your customer” rules and regulations and the PATRIOT Act), as from time to time reasonably requested by the Lender; and

(e)          such other information regarding the operations, business affairs and financial condition of any Credit Party or any Subsidiary thereof as the Lender may reasonably request.

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Documents required to be delivered pursuant to Section 6.1(a) or (b) or Section 6.2(b) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website; provided that the Borrower shall deliver paper copies of such documents to the Lender if it requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Lender.

SECTION 6.3           Notice of Litigation and Other Matters. Promptly (but in no event later than ten (10) days after any Responsible Officer of any Credit Party obtains knowledge thereof) notify the Lender in writing of: (a) the occurrence of any Default or Event of Default and of any other development, financial or otherwise, that could reasonably be expected to have a Material Adverse Effect, (b) the receipt of any notice from any Governmental Authority of the expiration without renewal, revocation or suspension of, or the institution of any proceedings to revoke or suspend, any License now or hereafter held by the Borrower or any Subsidiary member which is required to conduct business in compliance with all applicable laws and regulations, other than such expiration, revocation or suspension that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (c) the receipt of any notice from any Governmental Authority of the institution of any disciplinary proceedings against or with respect to the Borrower or any Subsidiary or the issuance of any order, the taking of any action or any request for an extraordinary audit for cause by any Governmental Authority which, if adversely determined, could reasonably be expected to have a Material Adverse Effect or (d) any judicial or administrative order limiting or controlling the business of the Borrower or any Subsidiary which has been issued or adopted and which could reasonably be expected to have a Material Adverse Effect.

SECTION 6.4           Preservation of Corporate Existence and Related Matters. Except as permitted by Section 7.4, preserve and maintain its separate corporate existence or equivalent form and all rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign corporation or other entity and authorized to do business in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect.

SECTION 6.5           Maintenance of Properties. Do all things reasonably necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, ordinary wear and tear excepted, and make all reasonably necessary repairs, renewals and replacements for the conduct of its business.

SECTION 6.6           Insurance. Maintain insurance with financially sound and reputable insurance companies against at least such risks and in at least such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law and deliver to the Lender upon its request information in reasonable detail as to the insurance then in effect. All such insurance shall, (a) provide that no cancellation or material modification thereof shall be effective until at least 30 days (or 10 days for non-payment of premiums) after receipt by the Lender of written notice thereof, (b) name the Lender as an additional insured party thereunder and (c) in the case of each casualty insurance policy, name the Lender as lender’s loss payee. The Lender agrees that the insurance maintained by the Borrower and its Subsidiaries as of the Closing Date is acceptable.

SECTION 6.7           Payment of Taxes. Pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

SECTION 6.8           Compliance with Laws and Approvals. Observe and remain in compliance with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

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SECTION 6.9           Compliance with Anti-Corruption Laws; Anti-Money Laundering Laws and Sanctions. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with all Anti-Corruption Laws, Anti-Money Laundering Laws and applicable Sanctions.

SECTION 6.10         Compliance with ERISA. The Borrower and its Subsidiaries shall not (a) terminate, or permit any ERISA Affiliate to terminate, any Employee Benefit Plan so as to result in any material liability to the Borrower or an ERISA Affiliate to the PBGC, (b) permit to exist any occurrence of any Reportable Event (as defined in Title IV of ERISA), or any other event or condition, that presents a material risk of such a termination by the PBGC of any Employee Benefit Plan so as to result in any material liability of the Borrower or any ERISA Affiliate to the PBGC, (c) be an “employer” (as defined in Section 3(5) of ERISA), or permit any ERISA Affiliate to be an “employer,” required to contribute to any Multiemployer Plan or (d) fail to comply in any material respect with any laws or regulations applicable to any Employee Benefit Plan.

SECTION 6.11         Visits and Inspections. Permit representatives of the Lender, from time to time upon prior reasonable notice and at such times during normal business hours, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects. Any such visits and inspections conducted during the occurrence of an Event of Default shall be at the expense of the Borrower.

SECTION 6.12         Additional Subsidiaries and Collateral. (a) Promptly notify the Lender of the creation or acquisition of any Domestic Subsidiary and, within thirty (30) days after such creation or acquisition, cause such Domestic Subsidiary to (i) become a Guarantor by delivering to the Lender a duly executed supplement to the Guaranty Agreement or such other document as the Lender shall deem appropriate for such purpose, (ii) grant a security interest in all Collateral (subject to the exceptions specified in the Collateral Agreement) owned by such Domestic Subsidiary by delivering to the Lender a duly executed supplement to each applicable Security Document or such other document as the Lender shall deem appropriate for such purpose and comply with the terms of each applicable Security Document, (iii) deliver to the Lender such opinions, documents and certificates referred to in Section 4.1 as may be reasonably requested by the Lender, (iv)  deliver to the Lender such updated Schedules to the Loan Documents as requested by the Lender with respect to such Domestic Subsidiary, and (v) deliver to the Lender such other documents as may be reasonably requested by the Lender, all in form, content and scope reasonably satisfactory to the Lender, and (b) provide all additional information, documents and certificates, and take such additional action, as required by the Security Documents.

SECTION 6.13         Landlord Agreements. At any time any Collateral which equals or exceeds $1,500,000 in value, as to any one location, is or may, from time to time, be kept with any third party landlord or warehouseman, provide written notice to the Lender and, at the written request of the Lender, use commercially reasonable efforts to provide to the Lender landlord, bailee or collateral access agreements (in form and substance reasonable satisfactory to Lender) with such landlord or warehouseman.

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SECTION 6.14         Use of Proceeds. The Borrower shall use the proceeds of the Revolving Credit Loans (a) to refinance the Existing Credit Agreement, (b) pay fees, commissions and expenses in connection with this Agreement and (c) for working capital and general corporate purposes of the Borrower and its Subsidiaries, including Permitted Acquisitions. The Borrower will not request any Extension of Credit, and the Borrower shall not use, and shall ensure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Extension of Credit, directly or indirectly, (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 6.15         Further Assurances. Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), which may be required under any Applicable Law, or which the Lender may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Credit Parties.  The Borrower also agrees to provide to the Lender, from time to time upon the reasonable request by the Lender, evidence reasonably satisfactory to the Lender as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

ARTICLE VII

NEGATIVE COVENANTS

Until all of the Obligations (other than contingent, indemnification obligations not then due) have been paid and satisfied in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized) and the Revolving Credit Commitments terminated, the Credit Parties will not, and will not permit any of their respective Subsidiaries to:

SECTION 7.1           Indebtedness. Create, incur, assume or suffer to exist any Indebtedness except:

(a)          the Obligations;

(b)          Indebtedness (i) owing under Hedge Agreements entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes and (ii) owing under Secured Cash Management Agreements entered into in the ordinary course of business;

(c)          Indebtedness existing on the Closing Date and listed on Schedule 7.1, and the renewal, refinancing, extension and replacement (but not the increase in the aggregate principal amount) thereof;

(d)          Guarantees with respect to Indebtedness permitted pursuant to subsections (a) through (c) of this Section;

(e)          unsecured intercompany Indebtedness (i) owed by any Credit Party to another Credit Party, (ii) owed by any Credit Party to any Non-Guarantor Subsidiary (provided that such Indebtedness shall be subordinated to the Obligations in a manner reasonably satisfactory to the Lender), (iii) owed by any Non-Guarantor Subsidiary to any other Non-Guarantor Subsidiary and (iv) owed by any Non-Guarantor Subsidiary to any Credit Party to the extent permitted pursuant to Section 7.3(a)(vi);

(f)          Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business;

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(g)          Indebtedness under performance bonds, surety bonds, release, appeal and similar bonds, statutory obligations or with respect to workers’ compensation claims, in each case incurred in the ordinary course of business, and reimbursement obligations in respect of any of the foregoing;

(h)          Indebtedness not otherwise permitted hereunder in an aggregate amount not to exceed $5,000,000 at any time outstanding; and

(i)          unsecured Indebtedness of the Borrower and its Subsidiaries in an aggregate principal amount not to exceed $125,000,000 at any time outstanding; provided that in the case of each incurrence of such Indebtedness, (i) no Default or Event of Default shall have occurred and be continuing or would be caused by the incurrence of such Indebtedness, (ii) the Lender shall have received satisfactory written evidence that the Borrower is in pro forma compliance with the financial covenants set forth in Section 7.13 after giving effect to the issuance of any such Indebtedness, (iii) such Indebtedness does not mature prior to the date that is 181 days after the Revolving Credit Maturity Date, (iv) such Indebtedness does not require principal amortization in excess of 1% per annum prior to the date that is 181 days after the Revolving Credit Maturity Date, (v) such Indebtedness shall not contain financial maintenance covenants that are more restrictive on the Borrower than those set forth in Section 7.13, (vi) if such Indebtedness is Subordinated Indebtedness, any guaranty by the Credit Parties shall be expressly subordinated to the Obligations on terms materially not less favorable to the Lenders than the subordination terms of such Subordinated Indebtedness, (vii) if guaranteed, such Indebtedness is not guaranteed by any Subsidiary that is not a Credit Party and (viii) the terms of such Indebtedness (other than pricing, fees, rate floors, premiums and optional prepayment or redemption provisions (and, if applicable, subordination terms)), taken as a whole, are not materially more restrictive (as determined by Borrower in good faith) on the Borrower and its Subsidiaries than the terms and conditions of this Agreement, taken as a whole.

SECTION 7.2           Liens. Create, incur, assume or suffer to exist, any Lien on or with respect to any of its Property, whether now owned or hereafter acquired, except:

(a)          Liens created pursuant to the Loan Documents;

(b)          Liens in existence on the Closing Date and described on Schedule 7.2, and the replacement, renewal or extension thereof; provided that the scope of any such Lien shall not be increased, or otherwise expanded, to cover any additional property or type of asset, as applicable, beyond that in existence on the Closing Date, except for products and proceeds of the foregoing;

(c)          Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) (i) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or (ii) which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

(d)          the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, which (i) are not overdue for a period of more than thirty (30) days, or if more than thirty (30) days overdue, no action has been taken to enforce such Liens and such Liens are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP and (ii) do not, individually or in the aggregate, materially impair the use thereof in the operation of the business of the Borrower or any of its Subsidiaries;

(e)          deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance and other types of social security or similar legislation, or to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business, in each case, so long as no foreclosure sale or similar proceeding has been commenced with respect to any portion of the Collateral on account thereof;

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(f)          encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, detract from the value of such property or impair the use thereof in the ordinary conduct of business;

(g)          Liens arising from the filing of precautionary UCC financing statements relating solely to personal property leased pursuant to operating leases entered into in the ordinary course of business of the Borrower and its Subsidiaries;

(h)          Liens securing Capital Lease Obligations and purchase money Indebtedness; provided that (i) such Liens shall be created within one hundred twenty (120) days of the acquisition, repair, construction, improvement or lease, as applicable, of the related Property, (ii) such Liens do not at any time encumber any property other than the Property financed or improved by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original price for the purchase, repair, construction, improvement or lease amount (as applicable) of such Property at the time of purchase, repair, construction, improvement or lease (as applicable);

(i)          Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.1(i) or securing appeal or other surety bonds relating to such judgments;

(j)          (i) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the Uniform Commercial Code in effect in the relevant jurisdiction and (ii) Liens of any depositary bank in connection with statutory, common law and contractual rights of setoff and recoupment with respect to any deposit account of the Borrower or any Subsidiary thereof;

(k)          any interest or title of a licensor, sublicensor, lessor or sublessor with respect to any assets under any license or lease agreement entered into in the ordinary course of business which do not (i) interfere in any material respect with the business of the Borrower or its Subsidiaries or materially detract from the value of the relevant assets of the Borrower or its Subsidiaries or (ii) secure any Indebtedness; and

(l)          Liens not otherwise permitted hereunder securing Indebtedness or other obligations in the aggregate principal amount not to exceed $5,000,000 at any time outstanding.

Notwithstanding the foregoing, in no event shall this Section permit any consensual Liens on real property or Intellectual Property of the Borrower or any of its Subsidiaries.

SECTION 7.3           Investments. Make any Investment, except:

(a)          (i) Investments existing on the Closing Date in Subsidiaries existing on the Closing Date, (ii) Investments existing on the Closing Date (other than Investments in Subsidiaries existing on the Closing Date) and described on Schedule 7.3, (iii) Investments made after the Closing Date by any Credit Party in any other Credit Party, (iv) Investments made after the Closing Date by any Non-Guarantor Subsidiary in any other Non-Guarantor Subsidiary and (v) Investments made after the Closing Date by any Non-Guarantor Subsidiary in any Credit Party;

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(b)          Investments in cash and Cash Equivalents;

(c)          Investments by the Borrower or any of its Subsidiaries consisting of capital expenditures permitted by this Agreement;

(d)          deposits made in the ordinary course of business to secure the performance of leases or other obligations as permitted by Section 7.2;

(e)          purchases of assets in the ordinary course of business;

(f)          Guarantees permitted pursuant to Section 7.1;

(g)          extensions of credit by any of the Credit Parties relating to the sale of goods and/or services to customers in the ordinary course of business; and

(h)          in addition to those items provided above, (i) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, other Investments in an aggregate amount not to exceed $10,000,000 at any time outstanding (provided, that for purposes of clarification, this $10,000,000 amount is an addition to and not including those amounts as listed in clauses (a) through (g) above and amounts incurred under clause (h)(ii)), and (ii) additional Investments; provided that, with respect to this clause (ii), (A) no Default or Event of Default has occurred and is continuing or would result therefrom and (B) at the time of such Investment and after giving pro forma effect thereto and any Indebtedness incurred in connection therewith, the Consolidated Total Leverage Ratio is less than or equal to 2.25 to 1.00, such compliance to be determined on the basis of the financial information most recently delivered to the Lender pursuant to Section 6.1(a) or (b).

For purposes of determining the amount of any Investment outstanding for purposes of this Section 7.3, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired (without adjustment for subsequent increases or decreases in the value of such Investment) less any amount realized in respect of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested).

SECTION 7.4           Fundamental Changes. Merge, consolidate or enter into any similar combination with, or enter into any Asset Disposition of all or substantially all of its assets (whether in a single transaction or a series of transactions) with, any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:

(a)          (i) any Wholly-Owned Subsidiary of the Borrower may be merged, amalgamated or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving entity) or (ii) any Wholly-Owned Subsidiary of the Borrower may be merged, amalgamated or consolidated with or into any Guarantor (provided that the Guarantor shall be the continuing or surviving entity);

(b)          (i) any Non-Guarantor Subsidiary that is a Foreign Subsidiary may be merged, amalgamated or consolidated with or into, or be liquidated into, or may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to, any other Non-Guarantor Subsidiary and (ii) any Non-Guarantor Subsidiary that is a Domestic Subsidiary may be merged, amalgamated or consolidated with or into, or be liquidated into, or may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to, any other Non-Guarantor Subsidiary that is a Domestic Subsidiary;

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(c)          any Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation, dissolution, winding up or otherwise) to the Borrower or any Guarantor; provided that, with respect to any such disposition by any Non-Guarantor Subsidiary, the consideration for such disposition shall not exceed the fair value of such assets;

(d)          any Wholly-Owned Subsidiary of the Borrower may merge with or into the Person such Wholly-Owned Subsidiary was formed to acquire in connection with any Permitted Acquisition; provided that in the case of any merger involving a Wholly-Owned Subsidiary that is a Domestic Subsidiary, a Guarantor shall be the continuing or surviving entity; and

(e)          Asset Dispositions permitted by Section 7.5 (other than clause (d) thereof).

SECTION 7.5           Asset Dispositions. Make any Asset Disposition except:

(a)          the sale of inventory in the ordinary course of business;

(b)          the write-off, discount, sale or other disposition of defaulted or past-due receivables and similar obligations in the ordinary course of business and not undertaken as part of an accounts receivable financing transaction;

(c)          the sale of obsolete, worn-out or surplus assets no longer used or usable in the business of the Borrower or any of its Subsidiaries;

(d)          the transfer by any Credit Party of its assets to any other Credit Party or the transfer of assets to the Borrower or any Guarantor pursuant to any other transaction permitted pursuant to Section 7.4;

(e)          the transfer by any Non-Guarantor Subsidiary of its assets to any Credit Party (provided that in connection with any new transfer, such Credit Party shall not pay more than an amount equal to the fair market value of such assets as determined in good faith at the time of such transfer);

(f)          the transfer by any Non-Guarantor Subsidiary of its assets to any other Non-Guarantor Subsidiary

(g)          non-exclusive licenses and sublicenses of intellectual property rights in the ordinary course of business not interfering, individually or in the aggregate, in any material respect with the conduct of the business of the Borrower and its Subsidiaries;

(h)          leases, subleases, licenses or sublicenses of real or personal property granted by the Borrower or any of its Subsidiaries to others in the ordinary course of business not detracting from the value of such real or personal property or interfering in any material respect with the business of the Borrower or any of its Subsidiaries;

(i)          Sale Leaseback Transactions in an aggregate amount not to exceed $20,000,000 during the term of this Agreement;

(j)          the sale and/or exchange of Cash Equivalents;

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(k)          the sale or exchange of Investments made by the Borrower in joint ventures, limited liability companies, limited partnerships and other types of entities, in which the Borrower holds less than fifty percent (50%) of any ownership interest in such entities; provided that (i) no Default or Event of Default shall exist or would result from such Asset Disposition and (ii) the aggregate fair market value of all property disposed of in reliance on this clause (k) shall not exceed $15,000,000 in any Fiscal Year; and

(l)          Asset Dispositions not otherwise permitted pursuant to this Section; provided that (i) no Default or Event of Default shall exist or would result from such Asset Disposition and (ii) the aggregate fair market value of all property disposed of in reliance on this clause (l) shall not exceed $5,000,000 in any Fiscal Year.

SECTION 7.6           Restricted Payments. Declare or pay any Restricted Payments; provided that:

(a)          so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower or any of its Subsidiaries may pay dividends in shares of its own Equity Interests;

(b)          any Subsidiary of the Borrower may pay cash dividends to the Borrower or any Guarantor;

(c)          (i) any Non-Guarantor Subsidiary that is a Domestic Subsidiary may make Restricted Payments to any other Non-Guarantor Subsidiary that is a Domestic Subsidiary and (ii) any Non-Guarantor Subsidiary that is a Foreign Subsidiary may make Restricted Payments to any other Non-Guarantor Subsidiary;

(d)          the Borrower and its Subsidiaries may make cash payment, in lieu of issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for the Equity Interests of the Borrower or a Subsidiary;

(e)          so long as no Default or Event of Default has occurred and is continuing, the Borrower and its Subsidiaries may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans or similar arrangements for management (including directors and officers) or employees of the Borrower and its Subsidiaries; and

(f)          (i) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may declare and make Restricted Payments in aggregate amount in any Fiscal Year (together with all Capital Expenditures made pursuant to Section 7.12(a) during such Fiscal Year) not to exceed $30,000,000, and (ii) additionally, the Borrower may declare and make other Restricted Payments; provided that as to clause (ii) (A) no Default or Event of Default has occurred and is continuing or would result therefrom and (B) after giving pro forma effect to such Restricted Payment and any Indebtedness incurred in connection therewith, the Consolidated Total Leverage Ratio is less than or equal to 2.25 to 1.00, such compliance to be determined on the basis of the financial information most recently delivered to the Lender pursuant to Section 6.1(a) or (b) as though such Restricted Payment had been made as of the last day of the applicable four fiscal quarter period covered thereby.

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SECTION 7.7           Transactions with Affiliates. Directly or indirectly enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with (a) any officer, director, holder of any Equity Interests in, or other Affiliate of, the Borrower or any of its Subsidiaries or (b) any Affiliate of any such officer, director or holder, other than (i) transactions permitted by Sections 7.1, 7.3, 7.4, 7.5, and 7.6, (ii) transactions existing on the Closing Date and described on Schedule 7.7, (iii) transactions among Credit Parties not prohibited hereunder, (iv) other transactions in the ordinary course of business on terms as favorable as would be obtained by it on a comparable arm’s-length transaction with an independent, unrelated third party as determined in good faith by the board of directors (or equivalent governing body) of the Borrower, (v) employment and severance arrangements (including equity incentive plans and employee benefit plans and arrangements) with their respective officers and employees in the ordinary course of business, (vi) stock repurchases permitted hereunder from officers and/or directors of the Borrower for fair market value and (vii) payment of customary fees and reasonable out of pocket costs to, and indemnities for the benefit of, directors, officers and employees of the Borrower and its Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of the Borrower and its Subsidiaries.

SECTION 7.8           Accounting Changes; Organizational Documents. Change its Fiscal Year end, make any material change in its accounting treatment and reporting practices except as required or allowed by GAAP or amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws (or other similar documents) in any manner materially adverse to the rights or interests of the Lender.

SECTION 7.9           Payments and Modifications of Subordinated Indebtedness.

(a)          Amend, modify, waive or supplement (or permit the modification, amendment, waiver or supplement of) any of the terms or provisions of any Subordinated Indebtedness in any respect which would materially and adversely affect the rights or interests of the Lender hereunder or would violate the subordination terms thereof.

(b)          Cancel, forgive, make any payment or prepayment on, or redeem or acquire for value (including by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due or at the maturity thereof) any Subordinated Indebtedness to the extent such payment would be prohibited by any subordination provisions applicable thereto.

SECTION 7.10         No Further Negative Pledges; Restrictive Agreements. Create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Credit Party or any Subsidiary thereof to (a) create or assume any Lien upon its properties or assets, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for some other obligation, (b) pay dividends or make any other distributions to the Borrower or any Subsidiary on its Equity Interests, make loans or advances to any Credit Party or pay any Indebtedness or other obligation owed to any Credit Party or (c) sell, lease or transfer any of its properties or assets to any Credit Party or to guarantee Obligations, except (i) pursuant to the Loan Documents or Applicable Law, (ii) customary restrictions in connection with any Permitted Lien (provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien), (iii) customary restrictions contained in an agreement related to the sale of Property (to the extent such sale is permitted pursuant to Section 7.5) that limit the transfer of such Property pending the consummation of such sale and (iv) customary restrictions in leases, subleases, licenses and sublicenses or asset sale agreements otherwise permitted by this Agreement so long as such restrictions relate only to the assets subject thereto.

SECTION 7.11         Intentionally Omitted.

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SECTION 7.12         Capital Expenditures. Make any Capital Expenditure other than (a) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Capital Expenditures aggregate amount in any Fiscal Year (together with all Restricted Payments made pursuant to Section 7.6(f)(i) during such Fiscal Year) not to exceed $30,000,000, and (b) additional Capital Expenditures; provided that, with respect to this clause (b), (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) after giving pro forma effect to such Capital Expenditure and any Indebtedness incurred in connection therewith, the Consolidated Total Leverage Ratio is less than or equal to 2.25 to 1.00, such compliance to be determined on the basis of the financial information most recently delivered to the Lender pursuant to Section 6.1(a) or (b) as though such Capital Expenditure had been made as of the last day of the applicable four fiscal quarter period covered thereby.

SECTION 7.13         Financial Covenants.

(a)          Consolidated Total Leverage Ratio. As of the last day of any fiscal quarter, permit the Consolidated Total Leverage Ratio to be greater than 3.50 to 1.00 (subject to clause (e) below).

(b)          Consolidated Senior Secured Leverage Ratio. As of the last day of any fiscal quarter, permit the Consolidated Senior Secured Leverage Ratio to be greater than 2.50 to 1.00 (subject to clause (e) below).

(c)          Consolidated Fixed Charge Coverage Ratio. As of the last day of any fiscal quarter, permit the ratio of (i) Consolidated EBIDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date, to (ii) the sum of (A) Consolidated Interest Expense for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date plus (B) the scheduled installments of principal on all Indebtedness (including Capital Leases) which are due within twelve (12) months of the date of determination (excluding any balloon payments due on the Term Loans at maturity), to be less than 1.75 to 1.00.

(d)          Consolidated Net Income. As of the last day of any fiscal quarter, permit Consolidated Net Income for the prior four (4) fiscal quarter period ending on or immediately prior to such date to be less than $1,000,000.

(e)          Acquisition Adjustment. Notwithstanding clauses (a) and (b) above, if any Permitted Acquisition with aggregate consideration in excess of $25,000,000 is consummated in accordance with the terms of this Agreement, then the Borrower may make a one-time election to increase (i) the maximum Consolidated Total Leverage Ratio permitted under clause (a) above to 3.75 to 1.00 and (ii) the maximum Senior Secured Net Leverage Ratio permitted under clause (b) above to 2.75 to 1.00, in each case for the quarter in which such Permitted Acquisition is consummated and the three consecutive fiscal quarters following such quarter; it being understood that, at the end of such four fiscal quarter period and thereafter, (x) the maximum Consolidated Total Leverage Ratio permitted under clause (a) above shall revert to 3.50 to 1.00 and (y) the maximum Consolidated Senior Secured Leverage Ratio permitted under clause (b) above shall revert to 2.50 to 1.00.

SECTION 7.14         Disposal of Subsidiary Interests. Permit any Domestic Subsidiary to be a non-Wholly-Owned Subsidiary except as a result of or in connection with a dissolution, merger, amalgamation, consolidation or disposition permitted by Section 7.4.

ARTICLE VIII

DEFAULT AND REMEDIES

SECTION 8.1           Events of Default. Each of the following shall constitute an Event of Default:

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(a)          Nonpayment of principal of any Loan or Reimbursement Obligation when and as due or nonpayment of interest on any Loan or Reimbursement Obligation or the payment of any other Obligation, and such default shall continue for a period of ten (10) days.

(b)          Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any Subsidiary thereof in this Agreement, in any other Loan Document, or in any document delivered in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any respect when made or deemed made or any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any Subsidiary thereof in this Agreement, any other Loan Document, or in any document delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any material respect when made or deemed made.

(c)          The Borrower or any Subsidiary thereof shall default in the performance or observance of any covenant or agreement contained in Sections 6.1, 6.2, 6.3, 6.4, 6.11, 6.12, or 6.14 or Article VII.

(d)          The Borrower or any Subsidiary shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for in this Section) or any other Loan Document and such default shall continue for a period of thirty (30) days after the earlier of (i) the Lender’s delivery of written notice thereof to the Borrower and (ii) a Responsible Officer of the Borrower or any Subsidiary having obtained knowledge thereof.

(e)          The Borrower or any Subsidiary shall (i) default in the payment of any Indebtedness (other than the Loans or any Reimbursement Obligation) the aggregate principal amount (including undrawn committed or available amounts), or with respect to any Hedge Agreement, the Hedge Termination Value, of which is in excess of $1,000,000 beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Loans or any Reimbursement Obligation) the aggregate principal amount (including undrawn committed or available amounts), or with respect to any Hedge Agreement, the Hedge Termination Value, of which is in excess of $1,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice and/or lapse of time, if required, any such Indebtedness to (A) become due, or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity (any applicable grace period having expired) or (B) be cash collateralized.

(f)          The Borrower or any Subsidiary shall (i) commence a voluntary case under any Debtor Relief Laws, (ii) file a petition seeking to take advantage of any Debtor Relief Laws, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under any Debtor Relief Laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

(g)          A case or other proceeding shall be commenced against the Borrower or any Subsidiary in any court of competent jurisdiction seeking (i) relief under any Debtor Relief Laws, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for the Borrower or any Subsidiary or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

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(h)          Any ERISA Event shall have occurred.

(i)          One or more judgments, orders or decrees shall be entered against the Borrower or any Subsidiary by any court and continues without having been discharged, vacated or stayed for a period of thirty (30) consecutive days after the entry thereof and such judgments, orders or decrees are either (i) for the payment of money, individually or in the aggregate (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage), equal to or in excess of $1,000,000 or (ii) for injunctive relief and could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(j)          Any Change in Control shall occur.

(k)          Any provision of this Agreement or any provision of any other Loan Document shall for any reason cease to be valid and binding on the Borrower or any Subsidiary party thereto or any such Person shall so state in writing, or any Loan Document shall for any reason cease to create a valid and perfected first priority Lien (subject to Permitted Liens) on, or security interest in, any of the Collateral purported to be covered thereby, in each case other than in accordance with the express terms hereof or thereof.

SECTION 8.2           Remedies. Upon the occurrence and during the continuance of an Event of Default, the Lender may (a) terminate the Revolving Credit Commitment and declare the principal of and interest on the Loans and the Reimbursement Obligations at the time outstanding, and all other Obligations to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Revolving Credit Facility and any right of the Borrower to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 8.1(f) or (g), the Revolving Credit Facility shall be automatically terminated and all Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by the Borrower, anything in this Agreement or in any other Loan Document to the contrary notwithstanding, (b) with respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, demand that the Borrower deposit in a Cash Collateral account opened by the Lender an amount equal to 105% of the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such Cash Collateral account shall be applied by the Lender to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Secured Obligations and (c) exercise all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Secured Obligations.

SECTION 8.3           Rights and Remedies Cumulative; Non-Waiver; Etc. The enumeration of the rights and remedies of the Lender set forth in this Agreement is not intended to be exhaustive and the exercise by the Lender of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower and the Lender or its agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

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SECTION 8.4           Application of Payments and Proceeds.  In the event that the Obligations have been accelerated pursuant to Section 8.2 or the Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received on account of the Secured Obligations and all net proceeds from the enforcement of the Secured Obligations shall be applied to the Secured Obligations in such order as determined by the Lender, with the balance, if any, after all of the Secured Obligations have been indefeasibly paid in full, paid to the Borrower or as otherwise required by Applicable Law.

ARTICLE IX

MISCELLANEOUS

SECTION 9.1           Notices. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows:

If to the Borrower:

Atrion Corporation

One Allentown Parkway

Allen, TX 75002

Attention of: Jeffery Strickland

Telephone No.: 972-332-6212

Facsimile No.: 972-396-7581

With copies to:

Halkey-Roberts Corporation

2700 Halkey-Roberts Place North

St. Petersburg, FL 33716-4103

Attention of: David Battat

Telephone No.: 727-471-4343

Facsimile No.: 727-471-4357

If to the Lender:

Wells Fargo Bank, National Association

MAC T9110-020

4975 Preston Park Blvd, Suite 280

Plano, TX 75093

Attention of: Jason Ford, Senior Vice President, Relationship Manager

Telephone No.: 972-599-5334

Facsimile No.: 972-867-5674

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Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).

SECTION 9.2           Amendments, Waivers and Consents. Any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived with the prior written consent of the Lender and the Borrower.

SECTION 9.3           Expenses; Indemnity.

(a)          The Borrower and any other Credit Party, jointly and severally, shall pay (i) all reasonable out of pocket expenses incurred by the Lender and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Lender), in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Lender (including the fees, charges and disbursements of any counsel for the Lender), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, in any arbitration proceeding or otherwise.

(b)          The Borrower shall indemnify the Lender (and any sub-agent thereof) and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including, without limitation, any Environmental Claims), penalties, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any Person (including the Borrower or any other Credit Party), arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Credit Party or any Subsidiary thereof, or any Environmental Claim related in any way to any Credit Party or any Subsidiary, (iv) any actual or prospective claim, litigation, arbitration, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim (including, without limitation, any Environmental Claims), investigation, litigation, arbitration or other proceeding (whether or not the Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee.

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(c)          To the fullest extent permitted by Applicable Law, the Borrower and each other Credit Party shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in clause (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby except for such damages arising from the gross negligence or willful misconduct of such Indemnitee as determined by a court of competent jurisdiction by final and nonappealable judgment. All amounts due under this Section shall be payable promptly after demand therefor. Each party’s obligations under this Section shall survive the termination of the Loan Documents and payment of the obligations hereunder.

(d)          THE BORROWER AND THE LENDER EXPRESSLY INTEND THAT THE FOREGOING INDEMNITY SHALL COVER, AND THAT THE BORROWER SHALL INDEMNIFY AND HOLD THE INDEMNITEES HARMLESS FROM AND AGAINST, COSTS, EXPENSES AND LOSSES SUFFERED AS A RESULT OF THE NEGLIGENCE OF ANY INDEMNITEE (OTHER THAN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT).

SECTION 9.4           Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to the Lender, irrespective of whether or not the Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of the Lender different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness.

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SECTION 9.5           Governing Law; Jurisdiction, Etc. This Agreement and the other Loan Documents and any claim, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of Texas. The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Lender or any Related Party of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of Texas sitting in Dallas County, and of the United States District Court of the Northern District of Texas, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such Texas State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Credit Party or its properties in the courts of any jurisdiction. The Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

SECTION 9.6           Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.7           Reversal of Payments. To the extent any Credit Party makes a payment or payments to the Lender for the ratable benefit of any of the Secured Parties or to any Secured Party directly or the Lender or any Secured Party receives any payment or proceeds of the Collateral or any Secured Party exercises its right of setoff, which payments or proceeds (including any proceeds of such setoff) or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any Debtor Relief Law, other Applicable Law or equitable cause, then, to the extent of such payment or proceeds repaid, the Secured Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Lender.

SECTION 9.8            Injunctive Relief. The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Lender. Therefore, the Borrower agrees that the Lender, at the Lender’s option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

48

SECTION 9.9           Successors and Assigns; Participations. This Agreement is binding on the Borrower’s and the Lender’s successors and assignees. The Borrower agrees that it may not assign this Agreement without the Lender’s prior written consent. The Lender may sell participations in or assign its Loan and the rights and obligations hereunder, and may exchange information about the Borrower with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

SECTION 9.10         Performance of Duties. Each of the Credit Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.

SECTION 9.11         All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lender and any Persons designated by the Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Revolving Credit Commitments remain in effect or the Revolving Credit Facility has not been terminated.

SECTION 9.12         Survival. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lender or any borrowing hereunder. Notwithstanding any termination of this Agreement, the indemnities to which the Lender is entitled under the provisions of Section 9.3 and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Lender against events arising after such termination as well as before.

SECTION 9.13         Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

SECTION 9.14         Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction. In the event that any provision is held to be so prohibited or unenforceable in any jurisdiction, the Lender and the Borrower shall negotiate in good faith to amend such provision to preserve the original intent thereof in such jurisdiction.

SECTION 9.15         Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement. THIS AGREEMENT AND ALL THE OTHER LOAN DOCUMENTS CONSTITUTE A WRITTEN LOAN AGREEMENT WHICH REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES RELATING TO THIS AGREEMENT AND THE INDEBTEDNESS EVIDENCED HEREBY.

49

SECTION 9.16         Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than contingent indemnification obligations not then due) arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full, all Letters of Credit have been terminated or expired (or been Cash Collateralized) or otherwise satisfied in a manner acceptable to the Lender) and the Revolving Credit Commitment has been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

SECTION 9.17         USA PATRIOT Act; Anti-Money Laundering Laws. The Lender hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act or any other Anti-Money Laundering Laws, each of them is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow the Lender to identify each Credit Party in accordance with the PATRIOT Act or such Anti-Money Laundering Laws.

SECTION 9.18         No Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, each Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that (a) the facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Lender and its Affiliates, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof), (b) in connection with the process leading to such transaction, the Lender is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person, (c) the Lender has not assumed an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document and the Lender has no obligation to the Borrower or any of its Affiliates with respect to the financing transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents and (d) the Lender has not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate.

SECTION 9.19         Inconsistencies with Other Documents. In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Security Documents which imposes additional burdens on the Borrower or any of its Subsidiaries or further restricts the rights of the Borrower or any of its Subsidiaries or gives the Lender additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

[Signature pages to follow]

50

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

ATRION CORPORATION, as Borrower

By:	/s/ Jeffery Strickland
Name: Jeffery Strickland
Title: Vice President

Atrion Corporation

Credit Agreement

Signature Page

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Lender

By:	/s/ Jason Ford
Name: Jason Ford
Title: Senior Vice President

Atrion Corporation

Credit Agreement

Signature Page

Exhibit A

Form of Revolving Credit Note

REVOLVING CREDIT NOTE

February [_], 2017

FOR VALUE RECEIVED, the undersigned, ATRION CORPORATION, a Delaware corporation (the “Borrower”), promises to pay to WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association (the “Lender”), at the place and times provided in the Credit Agreement referred to below, the unpaid principal amount of all Revolving Credit Loans made by the Lender from time to time pursuant to that certain Credit Agreement, dated as of February [_], 2017 (the “Credit Agreement”) by and between the Borrower and the Lender. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The unpaid principal amount of this Revolving Credit Note from time to time outstanding is payable as provided in the Credit Agreement and shall bear interest as provided in Section 2.6 of the Credit Agreement. All payments of principal and interest on this Revolving Credit Note shall be payable in Dollars in immediately available funds as provided in the Credit Agreement.

This Revolving Credit Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a description of the security for this Revolving Credit Note and for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Revolving Credit Note and on which such Obligations may be declared to be immediately due and payable.

THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS.

The Indebtedness evidenced by this Revolving Credit Note is senior in right of payment to all Subordinated Indebtedness referred to in the Credit Agreement.

The Borrower hereby waives all requirements as to diligence, presentment, demand of payment, protest and (except as required by the Credit Agreement) notice of any kind with respect to this Revolving Credit Note.

[Remainder of page intentionally left blank; signature page follows]

Exhibit A

Form of Revolving Credit Note

IN WITNESS WHEREOF, the undersigned has executed this Revolving Credit Note under seal as of the day and year first above written.

ATRION CORPORATION

By:
Name:
Title:

Exhibit A

Form of Revolving Credit Note

Exhibit B

Form of Notice of Borrowing

NOTICE OF BORROWING

Dated as of: [_______], 20__

Wells Fargo Bank, National Association,

as Lender

MAC T9110-020

4975 Preston Park Blvd, Suite 280

Plano, TX 75093

Attention: Jason Ford

Ladies and Gentlemen:

This irrevocable Notice of Borrowing is delivered to you pursuant to Section 2.2 of the Credit Agreement dated as of February [_], 2017 (the “Credit Agreement”), by and between Atrion Corporation, a Delaware corporation (the “Borrower”) and Wells Fargo Bank, National Association, a national banking association, as Lender. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

1.          The Borrower hereby requests that the Lender make a Revolving Credit Loan to the Borrower in the aggregate principal amount of $___________. (Complete with an amount in accordance with Section 2.2 of the Credit Agreement.)

2.          The Borrower hereby requests that such Loan(s) be made on the following Business Day: _____________________. (Complete with a Business Day in accordance with Section 2.2(b) of the Credit Agreement).

3.          The Borrower hereby requests that such Loan(s) bear interest at the following interest rate, plus the Applicable Margin, as set forth below:

Interest Period
Component of		(LIBOR
Loan[1]	Interest Rate	Rate only)

[Base Rate, LIBOR Market Index Rate, or LIBOR Rate] Exhibit B Form of Notice of Borrowing][2]

4.          The aggregate principal amount of all Loans and L/C Obligations outstanding as of the date hereof (including the Loan(s) requested herein) does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

5.          All of the conditions applicable to the Loan(s) requested herein as set forth in the Credit Agreement have been satisfied as of the date hereof and will remain satisfied to the date of such Loan.

1 Complete with the Dollar amount of that portion of the overall Loan requested that is to bear interest at the selected interest rate and/or Interest Period.

2 Complete with the Base Rate or the LIBOR Rate.

Exhibit B

Form of Notice of Borrowing

[Remainder of page intentionally left blank; signature page follows]

Exhibit B

Form of Notice of Borrowing

IN WITNESS WHEREOF, the undersigned has executed this Notice of Borrowing as of the day and year first written above.

ATRION CORPORATION

By:
Name:
Title:

Exhibit B

Form of Notice of Borrowing

Exhibit C

Form of Notice of Conversion/Continuation

NOTICE OF CONVERSION/CONTINUATION

Dated as of: [____________], 20__

Wells Fargo Bank, National Association,

  as Administrative Agent

MAC T9110-020

4975 Preston Park Blvd, Suite 280

Plano, TX 75093

Attention: Jason Ford

Ladies and Gentlemen:

This irrevocable Notice of Conversion/Continuation (this “Notice”) is delivered to you pursuant to Section 2.6(c) of the Credit Agreement dated as of February [_], 2017 (the “Credit Agreement”), by and among Atrion Corporation, a Delaware corporation (the “Borrower”) and Wells Fargo Bank, National Association, a national banking association, as Lender. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

1.          The Loan to which this Notice relates is a Revolving Credit Loan. (Delete as applicable.)

2.          This Notice is submitted for the purpose of: (Check one and complete applicable information in accordance with the Credit Agreement.)

☐	Converting all or a portion of a Base Rate Loan into a LIBOR Rate Loan

	Outstanding principal balance:	$______________

	Principal amount to be converted:	$______________

	Requested effective date of conversion:	_______________

	Requested new Interest Period:	_______________

☐	Converting all or a portion of a LIBOR Market Index Rate Loan into a LIBOR Rate Loan

	Outstanding principal balance:	$______________

	Principal amount to be converted:	$______________

	Requested effective date of conversion:	_______________

	Requested new Interest Period:	_______________

Exhibit C

Form of Notice of Conversion/Continuation

☐	Converting all or a portion of a LIBOR Rate Loan into a Base Rate Loan

	Outstanding principal balance:	$______________

	Principal amount to be converted:	$______________

	Last day of the current Interest Period:	_______________

	Requested effective date of conversion:	_______________

☐	Converting all or a portion of a LIBOR Rate Loan into a LIBOR Market Index Rate Loan

	Outstanding principal balance:	$______________

	Principal amount to be converted:	$______________

	Last day of the current Interest Period:	_______________

	Requested effective date of conversion:	_______________

☐	Converting all or a portion of a LIBOR Market Rate Loan into a Base Rate Loan

	Outstanding principal balance:	$______________

	Principal amount to be converted:	$______________

	Requested effective date of conversion:	_______________

☐	Converting all or a portion of a Base Rate Loan into a LIBOR Market Rate Loan

	Outstanding principal balance:	$______________

	Principal amount to be converted:	$______________

	Requested effective date of conversion:	_______________

☐	Continuing all or a portion of a LIBOR Rate Loan as a LIBOR Rate Loan

	Outstanding principal balance:	$______________

	Principal amount to be continued:	$______________

	Last day of the current Interest Period:	_______________

Exhibit C

Form of Notice of Conversion/Continuation

Requested effective date of continuation:	_______________

Requested new Interest Period:	_______________

3.           The aggregate principal amount of all Loans and L/C Obligations outstanding as of the date hereof does not exceed the maximum amount permitted to be outstanding pursuant to the terms of the Credit Agreement.

[Remainder of page intentionally left blank; signature page follows]

Exhibit C

Form of Notice of Conversion/Continuation

IN WITNESS WHEREOF, the undersigned has executed this Notice of Conversion/Continuation as of the day and year first written above.

ATRION CORPORATION

By:
Name:
Title:

Exhibit C

Form of Notice of Conversion/Continuation

Exhibit D

Form of Compliance Certificate

COMPLIANCE CERTIFICATE

Dated as of: [______________], 20__

The undersigned Responsible Officer, on behalf of Atrion Corporation, Delaware corporation (the “Borrower”), hereby certifies to the Lender, as defined in the Credit Agreement referred to below, as follows:

1.          This certificate is delivered to you pursuant to Section 6.2 of the Credit Agreement dated as of February [_], 2017 (the “Credit Agreement”), by and between the Borrower and Lender. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

2.          I have reviewed the financial statements of the Borrower and its Subsidiaries dated as of _______________ and for the _______________ period then ended and such statements fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations and cash flows for the period indicated.

3.          I have reviewed the terms of the Credit Agreement, and the related Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and the condition of the Borrower and its Subsidiaries during the accounting period covered by the financial statements referred to in Paragraph 2 above. Such review has not disclosed the existence during or at the end of such accounting period of any condition or event that constitutes a Default or an Event of Default, nor do I have any knowledge of the existence of any such condition or event as at the date of this certificate [except, if such condition or event existed or exists, describe the nature and period of existence thereof and what action the Borrower has taken, is taking and proposes to take with respect thereto].

4.          As of the date of this certificate, the Applicable Margin and calculations determining such figures are set forth on the attached Schedule 1, the Borrower and its Subsidiaries are in compliance with the financial covenants contained in Section 7.13 of the Credit Agreement as shown on such Schedule 1 and the Borrower and its Subsidiaries are in compliance with the other covenants and restrictions contained in the Credit Agreement.

[Remainder of page intentionally left blank; signature page follows]

Exhibit D

Form of Compliance Certificate

IN WITNESS WHEREOF, the undersigned has executed this Compliance Certificate as of the day and year first written above.

ATRION CORPORATION

By:
Name:
Title:

Exhibit D

Form of Compliance Certificate

Schedule 1

to

Compliance Certificate

For the Quarter/Year ended _________________ (the “Statement Date”)

A. Section 7.13(a): Consolidated Total Leverage Ratio and Applicable Margin

(1) Consolidated Total Indebtedness as of the Statement Date	$__________

(2) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to the Statement Date (See Schedule 2)	$__________

(3) Line (1) divided by Line (2)	____ to 1.00

(4) Maximum permitted Consolidated Total Leverage Ratio as set forth in Section 7.13(a) of the Credit Agreement	3.50 to 1.00[1]

(5) In Compliance?	Yes/No

(6) Applicable Margin	Pricing Level __

B. Section 7.13(b): Consolidated Senior Secured Leverage Ratio

(1) Consolidated Senior Secured Indebtedness as of the Statement Date	$__________

(2) Consolidated EBITDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to the Statement Date	$__________

(3) Line (1) divided by Line (2)	____ to 1.00

(4) Maximum permitted Consolidated Senior Secured Leverage Ratio as set forth in Section 7.13(b) of the Credit Agreement	2.50 to 1.00[2]

(5) In Compliance?	Yes/No

C. Section 7.13(c): Consolidated Fixed Charge Coverage Ratio

(1) Consolidated EBIDA for the period of four (4) consecutive fiscal quarters ending on or immediately prior to the Statement Date (see Schedule 3)	$__________

(2) Consolidated Interest Expense for the period of four (4) consecutive fiscal quarters ending on or immediately prior to the Statement Date	$__________

1 Subject to increase to 3.75 to 1.00 following election under Section 7.13(e).

2 Subject to increase to 2.75 to 1.00 following election under Section 7.13(e).

Exhibit D

Form of Compliance Certificate

(3) Scheduled installments of principal on all Indebtedness (including Capital Leases) which are due with twelve (12) months of the Statement Date	$__________

(4) Line (1) divided by the sum of Lines (2) and (3)	____ to 1.00

(5) Minimum permitted Consolidated Fixed Charge Coverage Ratio as set forth in Section 7.13(c) of the Credit Agreement	1.75 to 1.00

(6) In Compliance?	Yes/No

D. Section 7.13(d): Consolidated Net Income

(1) Consolidated Net Income for the period of four (4) consecutive fiscal quarters ending on or immediately prior to the Statement Date	$__________

(2) Minimum Consolidated Net Income as set forth in Section 7.13(d) of the Credit Agreement	$1,000,000

(3) In Compliance?	Yes/No

Exhibit D

Form of Compliance Certificate

Schedule 2

to

Compliance Certificate1

	Consolidated EBIDA	Quarter 1 ended __/__/__	Quarter 2 ended __/__/__	Quarter 3 ended __/__/__	Quarter 4 ended __/__/__	Total (Quarters 1-4)
(1)	Consolidated Net Income for such period
(2)	The following amounts, without duplication, to the extent deducted in determining Consolidated Net Income for such period:
(a) Consolidated Interest Expense
(b) amortization expense
(c) depreciation expense
(d) stock based compensation expense
(e) other non-cash charges (except to the extent that such non-cash charges are reserved for cash charges to be taken in the future)
(f) extraordinary losses (excluding extraordinary losses from discontinued operations) during such period
(3)	Sum of Items (a) through (f)
(4)	The following amounts, without duplication, to the extent added in computing Consolidated Net Income for such period:
(a) interest income
(b) any extraordinary gains
(c) non-cash gains or non-cash items increasing Consolidated Net Income
(5)	Sum of Items (a) through (c)
(6)	Consolidated EBIDA (Line (1) plus Line (3) minus Line (5))

1 For purposes of calculating Consolidated EBIDA and Consolidated EBITDA for any period during which one or more Specified Transactions occurs, such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant such that all income statement items (whether positive or negative) attributable to the Property or Person disposed of in a Specified Disposition shall be excluded and all income statement items (whether positive or negative) attributable to the Property or Person acquired in a Permitted Acquisition shall be included (provided that such income statement items to be included are reflected in financial statements or other financial data reasonably acceptable to the Lender and based upon reasonable assumptions and calculations which are expected to have a continuous impact).

Exhibit D

Form of Compliance Certificate

	Consolidated EBITDA	Quarter 1 ended __/__/__	Quarter 2 ended __/__/__	Quarter 3 ended __/__/__	Quarter 4 ended __/__/__	Total (Quarters 1-4)
(1)	Consolidated EBIDA for such period
(2)	To the extent deducted in determining Consolidated Net Income for such period, all income and franchise taxes
(3)	Consolidated EBITDA (Line (1) plus Line (2))

Exhibit D

Form of Compliance Certificate

SCHEDULE 5.2

TO CREDIT AGREEMENT

Subsidiaries and Capitalization

Name of Subsidiary	State	Number of Shares Authorized	Par Value per Share	Class	Number of Shares Issued	Number of Shares Outstanding
Atrion Medical Products, Inc.	Delaware	1,000	$1.00	Common	1,000	1,000
Halkey-Roberts Corporation	Delaware	1,000	$1.00	Common	1,000	1,000
Quest Medical, Inc.	Texas	1,000	$1.00	Common	1,000	1,000
AlaTenn Pipeline Company, LLC	Alabama	N/A	N/A	N/A	N/A	N/A
Atrion Leasing Company, LLC	Alabama	N/A	N/A	N/A	N/A	N/A

The sole member of the two LLCs is Atrion Medical Products, Inc.

Schedule 5.2

SCHEDULE 7.1

TO CREDIT AGREEMENT

Existing Indebtedness

Company	Description	Lessor	Lease Date	Remaining Balance	Lease End Date
Quest Medical, Inc.	2015 Acura MDX	David McDavid Acura	8/23/2014	$13,334.94	8/22/2018

There are no loans outstanding

Schedule 7.1

SCHEDULE 7.2

TO CREDIT AGREEMENT

Existing Liens

Debtor	Secured Party	State	Date	Filing No.
Atrion Corporation	Southtrust Bank, National Association (changed to: Wachovia Bank, National Association)	DE	03/07/02	20789952
Atrion Corporation	Wachovia Bank, National Association	DE	10/27/05	53401453
Atrion Medical Products, Inc.	NONE
HalKey Roberts Corporation	NONE
Quest Medical, Inc.	Southtrust Bank, National Association (changed to: Wachovia Bank, National Association)	TX	03/07/02	02-0027140056
AlaTenn Pipeline Company LLC	NONE
Atrion Leasing Company LLC	Wells Fargo Bank, National Association	AL	12/17/14	B14-7933122FS

Schedule 7.2

SCHEDULE 7.3

TO CREDIT AGREEMENT

Existing Loans, Advances and Investments

As previously disclosed to Lender as of the Closing Date.

Schedule 7.3

SCHEDULE 7.7

TO CREDIT AGREEMENT

Transactions with Affiliates

None.

Schedule 7.7